UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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Soliciting Material Pursuant to § 240.14a-12

THE FRESH MARKET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FRESH MARKET, INC.

Notice of Annual Meeting
and
Proxy Statement

2014 Annual Meeting of Stockholders
June 3, 2014

The Fresh Market, Inc.
628 Green Valley Road, Suite 500
Greensboro, NC 27408

April 23, 2014

Dear Stockholder:

On behalf of the Board of Directors and the management of The Fresh Market, Inc., I invite you to the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 2:00 p.m. (Eastern Time) on June 3, 2014 at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

I hope that you will attend the Annual Meeting in person, but even if you are planning to come, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Craig Carlock
President and Chief Executive Officer

THE FRESH MARKET, INC.
628 Green Valley Road, Suite 500
Greensboro, North Carolina 27408
(336) 272-1338

Notice of 2014 Annual Meeting of Stockholders

April 23, 2014

To Stockholders of The Fresh Market, Inc.:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of The Fresh Market, Inc. (the “Company”) will be held at 2:00 p.m. (Eastern Time) on June 3, 2014 at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, for the purpose of voting on the following matters:

1.	To elect three (3) Class I directors for three-year terms;

2.	To approve, on an advisory basis, the compensation paid to the Company’s executive officers in fiscal 2013;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you received a hard copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

Only stockholders of record at the close of business on April 11, 2014 will be entitled to vote at the Annual Meeting. The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 26, 2014 are available at www.proxyvote.com and at http://ir.thefreshmarket.com. On or about April 23, 2014, the Company will begin mailing to its stockholders the Proxy Statement, the accompanying proxy card or voting instruction form and the Annual Report on Form 10-K for the fiscal year ended January 26, 2014, or a Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Scott Duggan Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 3, 2014.

The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 26, 2014 are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors (the “Board”) of The Fresh Market, Inc. (the “Company”) is providing these materials to you in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 2:00 p.m. (Eastern Time) on June 3, 2014 at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408.

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that the Company is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. The Company has elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail, to persons who are beneficial owners but not stockholders of record. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning April 23, 2014, and the proxy materials were posted on the investor relations portion of the Company’s website, http://ir.thefreshmarket.com, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

•	the Proxy Statement for the Annual Meeting; and

•	the Annual Report on Form 10-K for the fiscal year ended January 26, 2014, which includes the Company’s audited consolidated financial statements.

If you received printed copies of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of three Class I directors for three-year terms;

•	the approval, on an advisory basis, of the compensation paid to the Company’s executive officers in fiscal 2013; and

•	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•	“FOR” the election of the three Class I director nominees;

•	“FOR” the approval, on an advisory basis, of the Company’s executive compensation; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	stockholders of record as of the close of business on April 11, 2014;

•	holders of valid proxies for the Annual Meeting; and

•	invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set April 11, 2014 as the record date. As of the record date, 48,402,829 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) were issued and outstanding. Stockholders are entitled to one vote per share of Common Stock outstanding on the record date on any proposal presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Common Stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. The Company only has access to ownership records for the registered shares. If you are not a stockholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your bank, broker or other nominee or a copy of your voting instruction form.

How do I vote?

You may vote by any of the following methods:

•	In person. Stockholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record to vote in person at the meeting.

•	By phone or via the Internet. Stockholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form provided to you by the stockholder of record.

•	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote as follows:

•	Stockholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to The Fresh Market, Inc. c/o Secretary at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by phone or via the Internet, and until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you vote by proxy, by phone, via the Internet or by signing, dating and returning a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

What is the voting requirement to approve each of the proposals?

•	Proposal 1, Election of Directors. The three nominees for the Board receiving the highest number of affirmative votes of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected as directors. There is no cumulative voting with respect to the election of directors.

•	Proposal 2, Advisory Vote to Approve Executive Compensation. Advisory approval of the compensation paid to the Company’s executive officers in fiscal 2013 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting.

•	Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting.

•	Other Items. Approval of any other matters requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the item at the Annual Meeting.

What is the quorum for the Annual Meeting? How are withhold votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the advisory vote to approve executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014 is considered a routine matter.

With respect to Proposal 1, the election of directors, withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors.

With respect to Proposals 2 and 3, the advisory vote to approve the Company’s executive compensation and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014, an abstention will be counted as a vote present and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, R. Craig Carlock, Jr., Jeffrey C. Ackerman and Scott F. Duggan, were selected by the Board and are officers of the Company. If you are a stockholder of record and return an executed proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“FOR” the election of the three Class I director nominees;

•	“FOR” the approval, on an advisory basis, of the compensation paid to the Company’s executive officers in fiscal 2013; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2015 Annual Meeting of Stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s 2015 Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 Annual Meeting of Stockholders must be received no later than December 24, 2014. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Secretary at The Fresh Market, Inc. c/o Secretary, 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

Requirements for Stockholder Proposals to Be Brought Before the 2015 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2015 Annual Meeting of Stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2015 Annual Meeting of Stockholders, must be delivered to or mailed and received by the Company’s Secretary at The Fresh Market, Inc. c/o Secretary, 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408 not earlier than the close of business on February 3, 2015 and not later than the close of business on March 5, 2015. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or other proposal that you intend to present at the 2015 Annual Meeting of Stockholders. If the date of the meeting is advanced by more than 30 days or delayed by more than 90 days from June 3, 2015, the notice must be delivered or received not earlier than the close of business on the 120th day prior to the date of the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2015 Annual Meeting of Stockholders or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. A public announcement of adjournment or postponement of an annual meeting of stockholders shall not commence a new time period for the giving of notice. The notice must contain the information required by the Company’s Amended and Restated Bylaws.

Principal Stockholders

The following table provides information about the beneficial ownership of Common Stock as of April 11, 2014 by each person that owned more than 5% of outstanding shares of Common Stock as of such date as well as each director, nominee for director, named executive officer and all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 11, 2014 and (ii) shares of restricted stock, restricted stock units and deferred stock units which vest within 60 days of April 11, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage ownership is based on 48,402,829 shares of Common Stock outstanding as of April 11, 2014. Unless otherwise indicated in the footnotes below, the address for each of the individuals listed below is c/o The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)		Ownership Percentage
5% Stockholders:
Michael Barry	3,097,274	(2)	6.4%
T. Rowe Price Associates, Inc.	3,172,287	(3)	6.5%

Directors and Named Executive Officers:
Ray Berry	1,635,481	(4)	3.4%
Craig Carlock	314,855		*
Jeffrey Naylor	14,863	(5)	*
Richard Noll	4,136	(6)	*
David Rea	9,863	(5)	*
Bob Sasser	2,467	(7)	*
Steven Tanger	3,256	(8)	*
Jane Thompson	2,256	(9)	*
Michael Tucci	7,222	(10)	*
Jeffrey Ackerman	9,171		*
Sean Crane	150,896		*
Scott Duggan	52,247		*
Marc Jones	151,984		*
Directors and executive officers as a group (15 persons)	2,373,810		4.9%

*	Less than 1%.

(1)	Amounts in this column include: (i) shares of Common Stock issuable upon exercise of options that are exercisable within 60 days by Mr. Carlock (87,762 shares), Mr. Ackerman (1,467 shares), Mr. Crane (48,905 shares), Mr. Duggan (36,004 shares) and Mr. Jones (36,004 shares); (ii) performance shares, for which the recipients have the present right to vote the shares, issued by the Company to Mr. Carlock (8,744 shares), Mr. Crane (3,577 shares), Mr. Duggan (2,981 shares) and Mr. Jones (2,981 shares); and (iii) restricted stock awards, for which the recipients have the present right to vote the shares, issued by the Company to Mr. Carlock (33,528 shares), Mr. Ackerman (7,704 shares), Mr. Crane (18,405 shares), Mr. Duggan (11,429 shares) and Mr. Jones (11,429 shares).

(2)	Consists of 261,869 shares held of record by the Unger Trust, as to which he has sole voting and investment power as special holdings adviser, 1,093,319 shares held of record by the Keigan Trust, as to which he has sole voting and investment power as special holdings adviser, 745,726 shares held of record by the Rossler Trust, as to which he has sole voting and investment power as special holdings adviser, 332,120 shares held of record by the Lerra Trust, as to which he has sole voting and investment power as special holdings adviser and is co-trustee, 332,120 shares held of record by the Farra Trust, as to which he has sole voting and investment power as special holdings adviser and is co-trustee, and 332,120 shares held of record by the Caito Trust, as to which he has sole voting and investment power as special holdings adviser and is co-trustee.

(3)	This information is based upon a Schedule 13G/A filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”), whose address is 100 E. Pratt Street, Baltimore, Maryland 21202. The Schedule 13G/A reports that Price Associates has sole voting power over 626,900 shares, shared voting power over no shares, sole investment power over 3,172,287 shares and shared investment power over no shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Consists of 1,635,481 shares held of record by the Paiko Trust, as to which he is trustee and has sole voting and investment power.

(5)	Consists in part of restricted stock awards made upon the consummation of the Company’s initial public offering in November 2010, representing 2,727 shares, at the time of the annual meeting of stockholders in August 2011, representing 1,880 shares, at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders held in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in November 2010, August 2011 and June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(6)	Consists of restricted stock awards made upon his election as a director in August 2011, representing 1,880 shares, at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in August 2011 and June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(7)	Consists of restricted stock awards made upon his election as a director in March 2012, representing 211 shares, at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in March 2012 and June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(8)	Consists in part of restricted stock awards made upon his election as a director in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(9)	Consists of restricted stock awards made upon her election as a director in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(10)	Consists in part of restricted stock awards made upon his election as a director in December 2011, representing 762 shares, at the time of the annual meeting of stockholders in June 2012, representing 1,034 shares, and at the time of the annual meeting of stockholders in June 2013, representing 1,222 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in December 2011 and June 2012 have lapsed, and the restrictions provided in the restricted share awards made in June 2013 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

Proposal 1: Election of Directors

The Board currently consists of nine members. The Company’s Certificate of Incorporation and Amended and Restated Bylaws divide the Board into three classes. One class is elected each year for a term of three years. The following table sets forth the class that each director is a member of, the year in which he or she first became a director, and whether or not he or she is independent as defined under The NASDAQ Stock Market rules and regulations (the “NASDAQ rules”).

Class	Director’s Name and Year First Became a Director	Independent
Class I (term expires 2014)	Craig Carlock (2012)	No
	Richard Noll (2011)	Yes
	Michael Tucci (2011)	Yes

Class II (term expires 2015)	David Rea (2010)	Yes
	Bob Sasser (2012)	Yes
	Steven Tanger (2012)	Yes

Class III (term expires 2016)	Ray Berry, Chairman of the Board (1981)	No
	Jeffrey Naylor (2010)	Yes
	Jane Thompson (2012)	Yes

Nominees for Director

The terms of office of the Class I directors expire at the Annual Meeting. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Craig Carlock, Richard Noll and Michael Tucci, and recommended that each of them be elected to the Board as Class I directors, to hold office until the annual meeting of stockholders to be held in 2017 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

The Board has determined that Messrs. Noll and Tucci are independent within the meaning of the director independence standards of the NASDAQ rules. Mr. Carlock is not independent under the NASDAQ rules because he is a Company employee. See “Corporate Governance — Director Independence” on page 12.

The following paragraphs set forth information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board.

Craig Carlock. Mr. Carlock, age 47, has served as a member of the Board since June 2012 and has served as President and Chief Executive Officer of the Company since January 2009. Mr. Carlock served as Senior Vice President and Chief Operating Officer of the Company from January 2007 until January 2009. He joined the Company in 1999 and previously served as Director of Marketing, Vice President of Marketing and Senior Vice President of Operations. Before joining the Company, Mr. Carlock worked at The Procter & Gamble Company in various finance positions for six years. Mr. Carlock received a Masters in Business Administration from the University of Virginia’s Darden School and a B.A. in Economics from Davidson College.

Mr. Carlock’s qualifications to serve on the Board include his knowledge of the Company and the food retail industry and his extensive management experience at the Company.

Richard Noll. Mr. Noll, age 56, has served as a member of the Board since August 2011 and as the lead independent director since March 2014. Mr. Noll is the Chairman of the board of directors and Chief Executive Officer of Hanesbrands Inc., a consumer goods company with a portfolio of leading apparel brands. He has served as Chairman of the board of directors of Hanesbrands since January 2009, as its Chief Executive Officer since April 2006 and as a director of Hanesbrands since September 2005. From December 2002 until the completion of the spinoff of Hanesbrands from Sara Lee Corporation in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of Sara Lee Bakery Group from July 2002 to July 2003. From 1992 to 2002, Mr. Noll held a number of management positions with increasing responsibilities while employed by Sara Lee Branded Apparel. Mr. Noll received a Masters in Business Administration from Carnegie Mellon University and a B.S. in Business Administration from Pennsylvania State University.

Mr. Noll’s qualifications to serve on the Board include his executive management experience as Chief Executive Officer of a company that focuses on consumer products, his experience with strategic and branding initiatives and his prior experience in a food production business.

Michael Tucci. Mr. Tucci, age 53, has served as a member of the Board since December 2011. Since November 2013, Mr. Tucci has served as Managing Partner and as a member of the board of directors of Rag & Bone, a women’s and men’s apparel and accessories company. From February 2012 to August 2013, Mr. Tucci served as President, North American Group of Coach, Inc., a leading American marketer of fine accessories and gifts for women and men, where he previously served as President, North American Retail from 2003 until 2012. Prior to joining Coach, Mr. Tucci held senior executive positions at The Gap, Inc. and Macy’s, Inc. Mr. Tucci holds a B.A. in English from Trinity College.

Mr. Tucci’s qualifications to serve on the Board include his executive management, operations, including store operations, and merchandising experience with a high-growth retail company.

Each of Messrs. Carlock, Noll and Tucci is standing for re-election to the Board and has agreed to be named in this Proxy Statement and to serve if elected. Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement.

The Board unanimously recommends that you vote “FOR” the election of the foregoing nominees to serve as members of Class I of the Board.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” each of the foregoing nominees to serve as a member of Class I of the Board.

Set forth below is information about each continuing director’s business background and additional experience, qualifications, attributes or skills that qualify him or her to serve on the Board.

Continuing Directors

Ray Berry. Mr. Berry, age 73, is the founder of the Company, has served as Chairman of the Board since he founded the Company in 1981 and served as President and Chief Executive Officer of the Company from 1981 until 2007. Prior to starting the Company, Mr. Berry held positions at numerous grocery and retail companies, including Vice President of Stores at Southland Corporation (former parent of 7-Eleven, Inc.) where he was responsible for the operations of nearly 4,000 7-Eleven stores. Mr. Berry received a B.A. in Psychology from San Diego State University and also completed the Stanford Executive Program at the Stanford Graduate School of Business.

Mr. Berry’s qualifications to serve on the Board include his knowledge of the Company and the food retail industry and his years of leadership at the Company.

Jeffrey Naylor. Mr. Naylor, age 55, has served as a member of the Board since the Company’s initial public offering in November 2010. Mr. Naylor is currently the founder and Managing Director of Topaz Consulting, LLC, a financial consulting company. From 2004 until his retirement in April 2014, Mr. Naylor worked at The TJX Companies, Inc., the leading off-price apparel and home fashions retailer in the United States and worldwide. Most recently, from February 2013 until April 2014, he served as TJX’s Senior Corporate Advisor. Previously, Mr. Naylor served as TJX’s Senior Executive Vice President, Chief Administrative Officer from January 2012 to February 2013, Senior Executive Vice President, Chief Financial and Administrative Officer from February 2009 to January 2012, Senior Executive Vice President, Chief Administrative and Business Development Officer from June 2007 to February 2009, Chief Financial and Administrative Officer from September 2006 to June 2007, and Senior Executive Vice President, Chief Financial Officer from 2004 to September 2006. Mr. Naylor received a Masters in Management from the J.L.

Kellogg Graduate School of Management, Northwestern University and a B.A. in Economics and Political Science from Northwestern University.

Mr. Naylor’s qualifications to serve on the Board include his executive management experience, his financial and accounting expertise and his extensive experience in the retail industry.

David Rea. Mr. Rea, age 53, has served as a member of the Board since the Company’s initial public offering in November 2010. From January 2007 to March 2008, Mr. Rea served as Senior Vice President and Chief Financial Officer of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies. From 2000 to 2006, Mr. Rea worked at La Quinta Corporation and La Quinta Properties, Inc., owners/operators of limited-service hotels, serving as President and Chief Operating Officer from February 2005 to January 2006 and Executive Vice President and Chief Financial Officer from June 2000 to February 2005. Prior to joining La Quinta, Mr. Rea held various finance related positions, including positions at T. Rowe Price Associates, Inc. Mr. Rea received a Masters in Business Administration from the Amos Tuck School of Business Administration, Dartmouth College and a B.A. from Colgate University.

Mr. Rea’s qualifications to serve on the Board include his executive management experience, his financial expertise and his extensive experience in real estate related businesses.

Bob Sasser. Mr. Sasser, age 62, has served as a member of the Board since March 2012. He has served since 2004 as Chief Executive Officer and a director of Dollar Tree, Inc., a leading operator of discount variety stores, where he also served as President from 2001 to 2013 and as Chief Operating Officer from 1999 to 2004. Previously, he held executive and management positions at Roses Stores, Inc. and Michael’s Stores, Inc. Mr. Sasser received a B.S. in Marketing from Florida State University.

Mr. Sasser’s qualifications to serve on the Board include his executive management experience as Chief Executive Officer of a retail company, his experience with a high-growth retailer, and his total of forty-one years of retail experience.

Steven Tanger. Mr. Tanger, age 65, has served as a member of the Board since June 2012. Mr. Tanger has served as the President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., one of the largest owners and operators of outlet centers in the United States and Canada, since January 2009 and as a director of Tanger Factory Outlet Centers, Inc. since 1993. He previously held executive positions with Tanger Factory Outlet Centers, Inc. as President and Chief Operating Officer from January 1995 to December 2008, and as Executive Vice President from 1986 to December 1994. He has over forty years of experience in commercial real estate. Mr. Tanger received a B.S. in Business Administration from the University of North Carolina.

Mr. Tanger’s qualifications to serve on the Board include his executive management experience with a publicly traded company and his substantial experience in real estate and real estate-related businesses.

Jane Thompson. Ms. Thompson, age 62, has served as a member of the Board since June 2012. Ms. Thompson is the founder and CEO of Jane J. Thompson Financial Services LLC, a management consulting firm. Ms. Thompson served as President of Wal-Mart Financial Services from May 2002 to June 2011. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, and was a partner with McKinsey & Company, Inc. advising consumer companies. She has served on the board of directors and Compensation Committee of VeriFone Systems, Inc., a provider of electronic payment solutions, since March 2014 and served on the board of directors and the Audit Committee of ConAgra Foods, Inc. from 1995 to 1999. Ms. Thompson received a Masters in Business Administration from Harvard Business School and a B.B.A. in Marketing from the University of Cincinnati.

Ms. Thompson’s qualifications to serve on the Board include her extensive management experience with large, publicly-traded retail businesses and her understanding of consumer marketing, branding and finance.

Corporate Governance

The Board of Directors

The Company is governed by the Board and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted a Code of Business Conduct and Ethics for Directors applicable to the Company’s directors as well as a Code of Ethics for Financial and Executive Officers, which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior professionals, and a Code of Conduct, which applies to all of the Company’s officers and employees. These codes include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Directors, the Code of Ethics for Financial and Executive Officers and the Code of Conduct, are published on the investor relations portion of the Company’s website at http://ir.thefreshmarket.com. These materials are also available in print free of charge to any stockholder upon request by contacting the Company at The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Investor Relations, or by telephone at (336) 272-1338. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments or waivers to the Code of Ethics for Financial and Executive Officers on the investor relations portion of the Company’s website. Except for the availability of this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 26, 2014, which are available for viewing, printing and downloading at http://ir.thefreshmarket.com, the information on the Company’s website is not part of this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under both the applicable NASDAQ rules and the applicable SEC rules. The NASDAQ rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no relationship with the company that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. The Board has adopted Categorical Director Independence Standards, which incorporate the independence standards of the NASDAQ rules, to assist the Board in determining whether a director has a relationship with the Company that would impair his or her independence.

The Categorical Director Independence Standards take into consideration whether the director was an employee of the Company, or a family member of the director was an executive officer of the Company, or the director or family member received certain compensation from the Company, within the prior three years; whether the director is a partner or employee of the Company’s independent or internal audit firm, or a family member is a partner of such firm or an employee of such firm who works on the Company’s audit, or the director or family member is a former partner or employee of such firm who has personally worked on the Company’s audit within the last three years; whether the director is an executive officer at a company where an executive officer of the Company serves on that company’s compensation committee; or whether the director or a family member holds certain positions with a company or charitable organization that purchases from, sells to, is indebted to, holds indebtedness of, or receives contributions from the Company, in each case, in amounts that exceed a certain percentage of the revenues, receipts, or assets of that company or organization.

In March 2014, the Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence based on the Categorical Director Independence Standards, the NASDAQ rules and the SEC rules. As a result of this evaluation, the Board affirmatively determined that none of Messrs. Naylor, Noll, Rea, Sasser, Tanger or Tucci nor Ms. Thompson had a relationship with the Company other than in their capacity as directors and that each of them is an independent director under the Categorical Director Independence Standards, the NASDAQ rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees (see membership information below under “Board Committees”) is independent.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of the Company’s business and what is in the best interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy on whether the positions of Chairman of the Board and Chief Executive Officer, or CEO, should be held by the same or different persons.

The Company currently has separated the roles of Chairman and CEO. In certain circumstances, however, the Board may determine that it is in the best interests of the Company for the same person to hold the positions of Chairman and CEO. The Board believes that the Company’s present leadership structure is appropriate for the Company at the current time, as it provides an appropriate balance between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Thus, the Board believes that the current structure balances the need for the CEO to run the Company on a day-to-day basis with the benefit provided to the Company by involvement of an experienced member of the Board who has significant historical experience with the Company and its business, but no role in the day-to-day affairs of the Company.

The Company’s Corporate Governance Guidelines provide that in the event that the Chairman is not independent, as determined by the Board, the independent directors may determine that the Board should have a lead independent director, who would be appointed by a majority of the independent directors. In March 2014, the Board appointed Richard Noll to serve as the lead independent director of the Board. The Company’s Corporate Governance Guidelines provide that the lead independent director will: (i) assist the Chairman of the Board and the Board in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines, (ii) coordinate the agenda for and moderate sessions of the Board’s non-management directors, and (iii) facilitate communications between the non-management directors and the other members of the Board and management. If a lead independent director is not designated, the foregoing functions will be performed by the Chair of the Board’s Nominating and Corporate Governance Committee.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey Naylor	Chair
Richard Noll		Member	Member
David Rea	Member	Chair
Bob Sasser	Member
Steven Tanger			Chair
Jane Thompson		Member
Michael Tucci		Member	Member

Each committee of the Board functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee		Functions and Additional Information	Number of Meetings in Fiscal 2013
Audit Committee	•	Oversees the Company’s accounting and financial reporting processes, internal controls and internal audit functions.	9
	•	Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements and earnings press releases.
	•	Reviews and pre-approves all audit and non-audit services proposed to be performed by the independent registered public accounting firm.
	•	Reviews and approves or ratifies related person transactions.
	•	Oversees compliance with legal and regulatory requirements.
•
The Board has determined that Mr. Naylor is an “audit committee financial expert” within the meaning of the SEC rules, that each of Messrs. Rea and Sasser meet the qualifications to be an “audit committee financial expert” within the meaning of the SEC rules, and that Messrs. Naylor, Rea and Sasser are “independent” as that term is defined under Rule 10A-3(b)(1) of the Exchange Act and the NASDAQ rules.

Compensation Committee	•	Oversees the administration of the executive compensation plans.	7
	•	Reviews and establishes the compensation of the executive officers.
	•	Reviews and recommend to the Board the form and amount of director compensation.
•
Reviews and makes recommendations to the non-management directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements or change in control agreements and provisions covering any current or former executive officer of the Company.

	•	Oversees regulatory compliance regarding compensation matters.
	•	The Board has determined that each member of the Compensation Committee during fiscal 2013 was an “outside director” as defined under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee	•	Determines qualifications for membership on the Board and recommends such qualifications to the Board for approval.	3
	•	Determines qualifications for membership on the committees of the Board and reviews such qualifications with the Board periodically.
	•	Makes recommendations to the Board concerning committee appointments.
	•	Makes recommendations to the Board with respect to determinations of director independence.
	•	Identifies, evaluates and recommends director candidates to the Board.
	•	Oversees annual evaluation of the Board and the committees of the Board.
	•	Considers and recommends to the Board other actions relating to corporate governance.

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board held four meetings during fiscal 2013. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2013. It is the Board’s policy that the directors should attend the Company’s annual meeting of stockholders absent exceptional circumstances. All nine of the incumbent directors attended the 2013 Annual Meeting of Stockholders.

Pursuant to the Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Mr. Noll, as the lead independent director, presides over these executive sessions.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee considers such candidate’s independence, diversity, integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry, ownership interest in the Company and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees.

Neither the Nominating and Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

The Nominating and Corporate Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees. Except for the Company’s founder, no director or nominee may stand for re-election or election to the Board after his or her 70th birthday.

Stockholder Recommendations of Director Candidates

Recommendations by stockholders for director candidates to be considered for the 2015 Annual Meeting of Stockholders must be delivered to or mailed and received by the Company’s Secretary at The Fresh Market, Inc. c/o Secretary, 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408 not earlier than the close of business on February 3, 2015 and not later than the close of business on March 5, 2015. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from June 3, 2015, notice by the stockholder to be timely must be so delivered or received not earlier than the close of business on the 120th day prior to the date of the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2015 Annual Meeting of Stockholders or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. A public announcement of adjournment or postponement of an annual meeting shall not commence a new time period for the giving of notice.

Notice of a director nomination must be submitted in accordance with the requirements set forth in the Company’s Amended and Restated Bylaws (available at http://ir.thefreshmarket.com or upon request from the Company), which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of Common Stock, all information regarding the nominee that would be required to be set forth in a proxy statement, the consent of the nominee to serve as a director and such other items required by the Amended and Restated Bylaws from time to time. Such information should be sent to Nominating and Corporate Governance Committee c/o Secretary, The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408. Recommended candidates will be subject to a comprehensive private investigation background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the proxy statement; however, the Nominating and Corporate Governance Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the relationship or transaction. The Company’s executive management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at http://ir.thefreshmarket.com, in the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Related Person Transactions

Registration Rights

In connection with the Company’s initial public offering, the Company entered into a registration rights agreement with its pre-IPO stockholders (“the Berry family”) pursuant to which the Company granted them registration rights with respect to the Common Stock owned by them. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to registrations will be borne by the Company, other than stock transfer taxes and underwriting discounts or commissions.

•	Demand registration rights. The registration rights agreement grants the Berry family demand registration rights. The Company will be required, upon the written request of any two or more of Ray Berry, Brett Berry and Amy Barry, to use its reasonable best efforts to effect registration of shares requested to be registered by the Berry family as soon as practicable after receipt of the request. The Company is not required to effect any such demand registration within 180 days after the effective date of a previous demand registration. The Company is not required to effect a demand registration on Form S-1 after it has effected three such demand registrations. The Company is not required to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

•	Shelf registration rights. The registration rights agreement grants the Berry family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Ray Berry, Brett Berry and Amy Barry may demand that the Company file a shelf registration statement with respect to those shares requested to be registered by the Berry family. Upon such demand, the Company is required to use its reasonable best efforts to effect such registration.

•	“Piggyback” registration rights. The registration rights agreement grants the Berry family “piggyback” registration rights. If the Company registers any of its securities either for its own account or for the account of other security holders, the Berry family is entitled to include its shares in the registration.

Tax Indemnification Agreements

In connection with its initial public offering, the Company entered into tax indemnification agreements with its stockholders prior to the offering. Pursuant to these agreements, the Company agreed that upon filing any tax return (amended or otherwise), or in the event of any restatement of its taxable income, in each case for any period during which it was an S-corporation, the Company will make a payment to each stockholder on a pro rata basis in an amount sufficient so that the stockholder with the highest incremental estimated tax liability (calculated as if the stockholder would be taxable on its allocable share of the Company’s taxable income at the highest applicable federal, state and local tax rates and taking into account all amounts the Company previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. The Company also agreed to indemnify the stockholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreements.

Lease Agreement

The Company leases real estate for its Macon, Georgia store (the “Store”) from Coro Rivoli Ventures, LLC (“CRV”), a real estate company in which Michael Barry and Randy Kelley are principals and have combined beneficial ownership of approximately 50%. Mr. Barry is a former director and executive officer of the Company, beneficially owns approximately 6.4% of the Company’s outstanding Common Stock and is the son-in-law of Mr. Ray Berry, Chairman of the Board. Mr. Kelley resigned in March 2013 as the Company’s Senior Vice President — Real Estate and Development.

CRV became the landlord under the Store’s lease in July 2013 in connection with CRV’s purchase of a shopping center in which the Store is a tenant. The lease’s terms have not changed as a result of CRV becoming the landlord or since CRV became the landlord. During fiscal 2013, the Company made payments to CRV under the Store’s lease of approximately $138,109 (consisting of $132,450 in rent and $5,659 in pass-through common area maintenance escrow, taxes and insurance, each of which may be subject to adjustment in connection with periodic reconciliations conducted by or on behalf of the parties to the lease). Total payments due to CRV under the Store’s lease from the date of CRV becoming the landlord through the expiration of the existing term of the Store’s lease on August 31, 2019 are estimated, based upon current levels of expenditures, at approximately $1,843,208. The Audit Committee of the Board, which is comprised entirely of independent directors, ratified the Store’s lease following CRV becoming landlord thereunder after taking into consideration all of the material facts, including that (i) the lease was entered into originally with an unrelated landlord, (ii) the lease was acquired by CRV and CRV’s acquisition of the lease did not require or permit the Company’s consent, (iii) the lease did not provide the Company any rights to terminate or otherwise alter the lease as a result of CRV or any other person assuming the lease, and (iv) the lease’s terms have not changed as a result of CRV becoming the landlord or since CRV became the landlord.

The Board’s Role in Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•	Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory and compliance risks, work performed by the Company’s independent registered public accounting firm and, if applicable, the Company’s internal audit function, related person transactions, and the overall risk management governance structure and risk management function;

•	Compensation Committee oversees compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation related risks, see “Risk Analysis of Compensation Programs” on page 48; and

•	Nominating and Corporate Governance Committee oversees issues that may create governance risks, such as Board composition and structure, director selection, and director succession planning.

The Board leadership structure supports the Company’s governance approach to risk oversight as the Chief Executive Officer is involved directly in risk management as a member of the Company’s management team, while the Chairman of the Board, the lead independent director and the committee chairpersons, in their respective areas, maintain oversight roles as a non-management director (in the case of the Chairman of the Board) and independent directors (in the case of the lead independent director and committee chairpersons) of the Board.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. In August 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Compensation Committee has renewed this engagement each year since. Since its engagement, FWC has assisted with peer group identification and benchmarking, design of compensation programs, review of compensation-related disclosures and related services.

The independence of FWC, as compensation consultant, has been reviewed and confirmed by the Compensation Committee. Neither FWC nor any of its affiliates provide any services to the Company except for services provided to the Compensation Committee and the services provided prior to the Company’s initial public offering to its private company board of directors, which did not include any of the Company’s named executive officers, regarding benchmarking of executive compensation as part of the initial public offering planning process. In addition to FWC, the Compensation Committee has reviewed the independence of each other outside adviser in advance of receiving advice from such person.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors, including its non-management directors, by sending a written communication to a director at The Fresh Market, Inc. c/o Secretary, 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408. In addition, any party who has concerns about the accounting, internal controls or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee c/o General Counsel at the above address or by calling toll-free 1-866-276-3796. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the Chair of the Audit Committee. The Company generally will not forward to directors a stockholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

The Company’s director compensation policy provides that each director who is considered “independent” within the meaning of the NASDAQ rules will receive compensation for service on the Board. Non-independent directors receive no compensation for their service as directors. In fiscal 2013, the Company’s non-independent directors were Messrs. Ray Berry, Brett Berry and Craig Carlock. Mr. Brett Berry retired from the Board on March 19, 2014.

The Compensation Committee reviews and approves compensation of the members of the Board. In approving director compensation, the Compensation Committee considers recommendations of its outside compensation consultant, including benchmarking of the director compensation against the compensation paid to directors of the companies that are members of the Company’s compensation peer group for purposes of executive compensation, and makes such modifications as it deems appropriate. The current compensation for the Company’s independent directors is as follows:

•	an annual retainer of $40,000 in cash;

•	an annual retainer of $15,000 in cash to the Chairs of the Audit Committee and the Compensation Committee, $5,000 in cash to the Chair of the Nominating and Corporate Governance Committee and, beginning in June 2014, $15,000 in cash to the lead independent director;

•	$1,000 in cash for in-person attendance at meetings and $500 in cash for telephonic attendance at meetings, for each Board or committee meeting in excess of six meetings per year, in each case, of the Board or the applicable committee, with the year being measured from annual meeting of stockholders to the next annual meeting of stockholders; and

•	an annual equity grant of restricted shares of Common Stock in an amount approximately equal to $60,000 per annum. The restricted shares are granted at (i) the time of each annual meeting of stockholders, for continuing directors and (ii) the time of appointment, for directors appointed to the Board following the annual meeting of stockholders. The restricted shares vest at the earlier of one year from the date of grant and the next annual meeting of stockholders. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

Director compensation is prorated for partial year service. In lieu of the annual Board and committee chair cash retainers, directors may elect to receive deferred stock units (“DSUs”). In the event a director elects to receive DSUs, the DSUs will be distributed in shares of Common Stock, with the timing of distribution to be based on director elections in accordance with Internal Revenue Code Section 409A.

The following table shows the compensation paid to each independent director who served on the Board in fiscal 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeffrey Naylor	59,000	60,000	119,000
Richard Noll	45,500	60,000	105,500
David Rea	60,500	60,000	120,500
Bob Sasser (3)	4,000	100,000	104,000
Steven Tanger	40,000	60,000	100,000
Jane Thompson	41,500	60,000	101,500
Michael Tucci (3)	1,500	100,000	101,500

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2013 as discussed above.

(2)	Represents the full grant date fair value of restricted stock or DSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), subject to rounding as the actual number of shares of restricted stock or DSUs issued was determined by dividing $60,000 and $40,000, respectively, by the closing price ($49.07) of the Common Stock on June 4, 2013 and rounding down to the next whole share. Generally, the full grant date fair value is the amount that the Company would expense in the financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 26, 2014. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

(3)	Each of Messrs. Sasser and Tucci elected to receive DSUs in lieu of his annual retainer for service on the Board.

The following table shows the number of shares of restricted stock and DSUs held by each independent director as of January 26, 2014:

Name	Restricted Stock (#)	Deferred Stock Units (#)
Jeffrey Naylor	6,863	—
Richard Noll	4,136	—
David Rea	6,863	—
Bob Sasser	2,467	815
Steven Tanger	2,256	—
Jane Thompson	2,256	—
Michael Tucci	3,018	815

Stock Ownership and Retention Guidelines. The Board has adopted Stock Ownership and Retention Guidelines for the Company’s independent directors. The Guidelines require each independent director to (i) own shares of Common Stock (excluding unvested equity awards) having a market value equal to five times the annual cash retainer for independent directors or (ii) until clause (i) is met, retain 100% of his or her equity awards. The retention requirements are applicable to equity awards made after the Board’s adoption of the Stock Ownership and Retention Guidelines in March 2012.

Activities that May be Deemed Hedging or Pledging of Company Stock Prohibited. Directors are expressly prohibited from buying or selling puts, calls or other derivatives and are also prohibited from short-selling shares of Common Stock or pledging or margining shares of Common Stock.

Executive Officers

Set forth below is a list of names and ages of the Company’s executive officers indicating all positions and offices held by each such person and each person’s principal occupations or employment during the past five years. Each officer is elected annually by the Board.

Craig Carlock. Mr. Carlock, age 47, is the President and Chief Executive Officer and a director of the Company. Mr. Carlock has been President and Chief Executive Officer since 2009 and a director since 2012. Additional information about Mr. Carlock can be found under “Proposal 1: Election of Directors — Nominees for Director” on page 9.

Jeffrey Ackerman. Mr. Ackerman, age 50, has served as Executive Vice President and Chief Financial Officer of the Company since June 2013. Previously, he served as Executive Vice President and Chief Financial Officer at Sealy Corporation, one of the largest bedding manufacturers in the world, from 2006 to 2013. From 1997 to 2006, Mr. Ackerman was Vice President, Finance with Dade Behring, Inc., a medical diagnostics company. From 1989 to 1997, he held a variety of finance roles at the Frito-Lay branded snack division of PepsiCo, Inc. Mr. Ackerman holds a Masters in Business Administration from the University of Texas at Austin and a B.S. in Industrial Management from Purdue University.

Sean Crane. Mr. Crane, age 46, has served as Executive Vice President and Chief Operations Officer of the Company since January 2012, and in addition, served as interim Chief Financial Officer of the Company from December 2012 to June 2013. Previously, Mr. Crane served as Senior Vice President — Store Operations of the Company from 2006 until 2012 and as Senior Vice President — Real Estate and Development of the Company from 2005 until 2006. He joined the Company in 2000 and previously served as Controller, Director of Real Estate, Vice President — Real Estate and Vice President — Real Estate and Development. Prior to joining the Company, Mr. Crane held various management positions in accounting and finance with Grand Union, Neiman Marcus, Inc. and Office Depot, Inc. Mr. Crane is a Certified Public Accountant and received a Masters in Business Administration from the University of North Carolina and a B.B.A. in Accounting from Florida Atlantic University.

Matt Argano. Mr. Argano, age 41, has served as Senior Vice President — Human Resources of the Company since May 2012. Before joining the Company, Mr. Argano served as Global Vice President, Human Resources of Maidenform Brands, Inc., a global intimate apparel company. Mr. Argano also held positions with increasing responsibility at two retailers, The Children’s Place Retail Stores, Inc. and Bed Bath & Beyond Inc. Mr. Argano earned a Ph.D. in Organizational Leadership from Tennessee Temple University, a

Master of Arts in Organizational Management from Beacon College & Graduate School, and a B.S. in H.R. Management from National University. He serves on the Membership Advisory Committee for the North Carolina Psychological Association and is an active member of the Society for Industrial Organizational Psychology.

Scott Duggan. Mr. Duggan, age 48, has served as Senior Vice President — General Counsel of the Company since September 2010. Prior to joining the Company, Mr. Duggan was a partner in the law firm of Goodwin Procter LLP where he practiced corporate law. He received a J.D. from Boston University School of Law and a B.S. in Business Administration from The University of Maine.

Marc Jones. Mr. Jones, age 42, has served as Senior Vice President — Marketing and Merchandising of the Company since December 2009. Mr. Jones served as Vice President — Marketing and Merchandising of the Company from February to December 2009. He joined the Company in 2006 and previously served as Director of Merchandising (Non-Perishables) and Vice President — Marketing (Non-Perishables). Prior to joining the Company, Mr. Jones was a Vice President at Daymon Worldwide, a full-service global retail branding and sourcing company. He received a Masters in Business Administration from Harvard Business School and a B.A. in Spanish and a B.A. (Honours) in Political Studies from Queen’s University.

Randy Young. Mr. Young, age 56, has served as Senior Vice President — Real Estate and Development of the Company since September 2013. He previously served as Vice President, Real Estate at Advance Auto Parts, Inc., a leading retailer of automotive parts and accessories, from September 2006 to September 2013. Prior to joining Advance Auto Parts, Mr. Young was Managing Vice President of Site Acquisition and Development at Cedarwood Development, Inc. from 2004 to 2006, served as President of Real Estate at Clear Channel Entertainment from 1999 to 2003, and held a variety of real estate and construction roles at McDonald’s Corporation from 1985 to 1998. Mr. Young holds a J.D. from Capital University in Columbus, Ohio and a B.S. in Civil Engineering from Ohio Northern University.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides the Company’s stockholders with important information about the Company’s compensation philosophy and objectives and describes the material compensation decisions and elements for its named executive officers for fiscal 2013. This Compensation Discussion and Analysis should be read in conjunction with the compensation tables that follow. The Company’s named executive officers for fiscal 2013 are:

Craig Carlock	—	President and Chief Executive Officer
Jeffrey Ackerman	—	Executive Vice President and Chief Financial Officer since June 3, 2013
Sean Crane	—	Executive Vice President and Chief Operating Officer and, from December 7, 2012 to June 3, 2013, interim Chief Financial Officer
Marc Jones	—	Senior Vice President — Marketing and Merchandising
Scott Duggan	—	Senior Vice President — General Counsel

The Compensation Committee has the responsibility for establishing the Company’s compensation philosophy and assists the Board in discharging its responsibilities related to the compensation of all of the Company’s executive officers, including its named executive officers.

Executive Summary

The Company’s core business continued to perform well in 2013. The Company opened 22 new stores, grew its top-line revenue to $1.51 billion (a 13.7% increase compared to fiscal 2012) and achieved an increase in comparable store sales of 3.1%. However, the Company’s overall performance as a high-growth specialty retailer was disappointing. Some of the Company’s stores in California and Texas did not meet the Company’s expectations despite increased spending on promotions at these stores. In the fourth quarter, the Company recognized an impairment charge of $27.6 million related to seven of its underperforming stores, and subsequently, the Company decided to close four of them.

Despite the disappointing overall performance, the Company did achieve solid performance in its core business. In addition to its top-line revenue growth, the Company:

•	Improved its gross profit by $63.7 million to $515.4 million;

•	Improved its gross margin rate by 10 basis points as a percentage of sales;

•	Generated operating income of $83.4 million;

•	Generated net income, including the $27.6 million impairment charge, of $50.8 million or $1.05 per share on a fully diluted basis;

•	Generated return on invested capital, excluding excess cash, of 16.5%;

•	Generated $140.4 million in cash flow from operations; and

•	Opened 22 new stores, or approximately 17% unit growth, including its first stores in Texas.

The Company’s pay practices are intended to reward executive officers when strong financial results are achieved and to hold management accountable when those results are not achieved. The 2013 annual incentive compensation program required the Company to increase sales by 15.3% to $1.532 billion and operating income, on an excluded items basis, by 19.7% to $121.4 million for the named executive officers to earn their target annual incentive compensation. The program also included a return on invested capital (or ROIC) modifier that reduces any formulaic bonus under the program by 20% in the event the Company’s ROIC, on an excluded items basis, fell below 20%. The Company did not have any excluded items for purposes of calculating operating income or ROIC for fiscal 2013. Accordingly, references within this Compensation Discussion and Analysis to each financial measure when used to discuss actual performance in fiscal 2013 will refer to operating income and ROIC without reference to any exclusions. Appendix A includes information regarding the calculation of ROIC.

The Company’s overall financial results as described above were not as strong as management, the Compensation Committee and investors expected. While the Company increased sales by 13.7%, its operating income decreased and its ROIC fell below 20% due to the impairment charges recorded in the fourth quarter. Accordingly, the annual incentive compensation executive officers earned for 2013 was only 14.3% of their Target Annual Incentive Compensation.

The Company continues to maintain pay practices that reward executive officers for driving performance and are aligned with stockholders’ interests:

•	Pay-at-Risk. 58% of the Chief Executive Officer’s and 51% of the other named executive officers’ (on average, but excluding the Chief Financial Officer who was hired from outside of the Company in the second quarter of fiscal 2013) fiscal 2013 annual Target Total Direct Compensation (defined as base salary plus Target Annual Incentive Compensation plus annual Target Long-Term Incentive Compensation (grant date value at target)) is at risk through the Company’s pay-for-performance cash incentive programs and long-term equity awards, consisting of performance share units and stock options, linked to the Company’s financial performance and increases in stockholder value.

•	Pay-for-Performance. The Company’s 2013 annual incentive compensation program for its executive officers was linked entirely to the Company’s fiscal 2013 financial performance.

•	Pay-for-Performance and Awards Tied to Increase in Stockholder Value. The Company’s long-term equity incentive program includes performance share units, options and restricted shares, thus linking long-term executive compensation with both the Company’s financial performance (performance share units) and stockholder value creation (performance share units, options and restricted shares).

•	Special Equity Award Subject to Long-Term Cliff Vesting. During fiscal 2013, the named executive officers received a special equity award which supports the Company’s retention objectives and encourages additional executive stock ownership. This special equity award is subject to a three-year cliff vesting period and is subject to the Company’s Stock Ownership and Retention Guidelines. The Company did not make any similar equity award in connection with its annual fiscal 2014 compensation decisions.

•	Benchmarking against the Company’s Peers. The Company periodically benchmarks its executive compensation levels and opportunities against the compensation of executive officers at companies included in a peer group that the Compensation Committee identified with assistance from the Committee’s independent compensation consultant.

•	Stock Ownership Guidelines and Risk Mitigation. The Company’s Stock Ownership and Retention Guidelines require the Chief Executive Officer to own shares of Common Stock having a value of at least six times his annual base salary. The Chief Executive Officer satisfies this requirement. Two of the other named executive officers satisfy the ownership requirements of the Guidelines applicable to them and all of the named executive officers have complied with the retention requirements of the Guidelines applicable to them. The Company’s Compensation Recoupment Policy applies to incentive compensation as described more fully below.

•	No Hedging or Pledging of Company Stock. The Company maintains anti-hedging and anti-pledging policies that apply to executive officers as well as the members of the Board.

•	Double Trigger Change in Control Arrangement. The Company’s severance program includes a “double trigger” pursuant to which severance benefits are payable to the named executive officers and equity awards are accelerated following a change in control only upon involuntary terminations of employment or termination by the executive officer for “good reason.”

•	Limited Perquisites. The Company maintains limited executive officer perquisites which are evaluated by the Compensation Committee periodically. During fiscal 2013, the Company eliminated the executive health insurance benefit program that reimbursed executives for deductibles and out-of-pocket medical expenses.

•	No Excise Tax Gross-Up. The Company’s severance program does not provide tax gross-ups on severance compensation, including in the event of a change in control.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that executive compensation arrangements should incorporate an appropriate balance of fixed versus variable compensation — as well as cash-based versus equity-based compensation — and reward performance that is measured against established goals that have been set after considering the Company’s short-term and long-term business plan and objectives and the competitive and economic environment in which the Company operates. The Compensation Committee has established a compensation philosophy and objectives that focus on:

•	Achieving strong, consistent business performance;

•	Aligning executive officers’ interests with those of stockholders;

•	Attracting and retaining valuable employees; and

•	Fostering teamwork and cohesion.

As the Company implements its compensation philosophy and pursues its objectives, the Compensation Committee considers various factors including (i) the Company’s past and projected performance, (ii) the impact of the Company’s compensation programs on its projected financial performance, (iii) executive officers’ performance, job responsibilities and duties, (iv) external data, including compensation data for a peer group of companies as described below, (v) input from the Chief Executive Officer (other than for himself) and (vi) other factors such as the ability to attract and retain executive officers in an intensely competitive environment for senior management talent.

Say-on-Pay Feedback from Stockholders

The Company has submitted its executive compensation program to an advisory vote of its stockholders at each annual meeting of stockholders in 2011 through 2013, and each time the Company received the support of more than 99% of the total votes cast on the proposal. The Compensation Committee reviews the result of each advisory vote and considers this feedback when it considered executive officers’ compensation for the current fiscal year. The Company expects the Compensation Committee to continue this practice when it considers fiscal 2014 compensation for executive officers.

Elements of the Company’s Executive Compensation Program

The following table summarizes the key elements of the Company’s executive compensation program:

Compensation Element	Objective	Form and Type of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Annual cash compensation; not at risk

Annual Incentive Compensation	To encourage and reward executive officers for achieving annual performance goals	Annual performance compensation; entirely at risk

Long-Term Incentive Compensation	To motivate and retain executive officers and align their interests with stockholders’ interests through:

	•Performance-based stock unit awards based on long-term, cumulative financial goals, stock price performance and continued service	Long-term performance compensation; entirely at risk

	•Stock options based on continued service that deliver value only if stockholder value increases after the grant date	Long-term stock appreciation-based compensation; time-based vesting, but value is at risk to extent stock price does not appreciate

•Restricted shares that deliver value only if the executive officer remains employed by the Company during the vesting period
Long-term, time-based vesting which advances the Company’s goals of retaining talented executive officers and increasingly aligning their interests, through stock-based equity compensation, with those of stockholders

Executive Compensation Process

Role of the Board and the Compensation Committee

For fiscal 2013, the Compensation Committee determined and recommended the named executive officers’ compensation to the Board and the Board approved the named executive officers’ compensation (excluding the Chief Executive Officer’s compensation, which was approved by the non-management members of the Board). Neither the Board nor the Compensation Committee delegated any authority with respect to the compensation of any executive officer for fiscal 2013 to any member of management or any third party.

The Compensation Committee determined each named executive officer’s compensation for fiscal 2013 taking into consideration the factors outlined above, including such executive officer’s performance and the financial impact of the Company’s compensation programs, as well as the objective data and compensation recommendations provided by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant (FWC), input provided by the Chief Executive Officer, except with respect to his own compensation, and the historical information provided by management (see “Executive Compensation Philosophy and Objectives” above and “Role of Executive Officers in Compensation Decisions” below). Fiscal 2014 compensation for the named executive officers will be approved by the Compensation Committee and, in the case of the Chief Executive Officer’s compensation, the Compensation Committee will also recommend his compensation to the Board, excluding any member of management, for its consideration and ratification.

Role of Executive Officers in Compensation Decisions

The Compensation Committee utilized objective historical data regarding each named executive officer’s compensation compiled by management. The objective historical data regarding each named executive officer’s compensation compiled by management is provided to the Committee in the form of “tally sheets”

that set forth each element of compensation for the preceding three years, estimated payouts upon termination of employment, including in connection with a change in control, and information regarding equity ownership, including whether the executive officer satisfies the Company’s Stock Ownership and Retention Guidelines. The input provided by the Chief Executive Officer with respect to the other named executive officers includes his annual performance review of each other named executive officer.

Compensation Peer Group

Prior to fiscal 2012, FWC recommended, and the Compensation Committee approved, a peer group consisting of publicly-traded food and general specialty retail companies and restaurant companies. The Compensation Committee recognized at that time that there were few high-growth, publicly-traded specialty food retailers that were truly comparable to the Company. As a result, the Compensation Committee, with FWC’s assistance, considered factors in establishing the Company’s peer group such as whether the proposed peer group company is a high-growth retailer, has a food-based focus, is of a comparable size, is a multi-unit operator and has similar types of investors. The Company believes that its compensation peer group of 15 companies includes companies that are the types of companies that compete with it for talent, real estate locations and respective shares of consumers’ discretionary spending, investor interest and investment dollars. The Company’s revenues approximate the median of the peer companies and its market capitalization was between the median and 75th percentile of the peer companies when the Company’s executive officer compensation was last benchmarked against similarly situated executive officers at the peer companies listed below. The Compensation Committee made no changes in the compensation peer group companies for fiscal 2013 which consist of:

Company	High-Growth Specialty Retailer	Food Retailers	Fast Casual/Sit- Down Casual Restaurant
BJ’s Restaurants, Inc.			Ö
Buffalo Wild Wings, Inc.			Ö
Citi Trends, Inc.	Ö
DSW Inc.	Ö
Harris Teeter Supermarkets, Inc.		Ö
Hibbett Sports, Inc.	Ö
lululemon athletica inc.	Ö
Panera Bread Company			Ö
Red Robin Gourmet Burgers, Inc.			Ö
Texas Roadhouse, Inc.			Ö
Ulta Salon, Cosmetics & Fragrance, Inc.	Ö
Village Super Market, Inc.		Ö
Vitamin Shoppe, Inc.	Ö
Weis Markets, Inc.		Ö
Whole Foods Market, Inc.		Ö

The Company expects that periodically the Compensation Committee will evaluate and, as appropriate, update the peer group as the Company continues to evolve, new companies enter the marketplace and existing peer group companies are acquired or otherwise change.

Executive Compensation Benchmarking

To achieve the objectives outlined above and as described more fully below, for fiscal 2013 the Compensation Committee has determined that annual Target Total Direct Compensation for the executive officers should be set at approximately the median range of similarly situated executive officers at the compensation peer group companies. Actual positioning of targeted compensation may be above or below the median based on many factors, including the executive’s skill set, experience, responsibilities and tenure and may take some time to move to that positioning. In addition, executive officers who are hired from outside may receive compensation that is higher or lower than existing executive officers when comparing each executive officer’s compensation to the median range of similarly situated executive officers at the compensation peer group. The Compensation Committee periodically evaluates the manner, weighting and structure of the Company’s compensation programs as the Committee continues to aim for the executive officers’ annual Target Total Direct Compensation to be at the median range of similarly situated executive officers at the compensation peer group companies.

The Compensation Committee expects to achieve this Target Total Direct Compensation through a combination of (i) below median Target Total Annual Compensation (defined as base salary plus Target Annual Incentive Compensation) and (ii) above median annual Target Long-Term Incentive Compensation. The Compensation Committee weighted Target Total Annual Compensation, which consists of short-term, cash-based elements, below the median and annual Target Long-Term Incentive Compensation, which consists of long-term, equity-based elements, above the median because heavier weighting of longer-term, equity-based compensation supports the Company’s retention and accountability objectives as the Company continues to build the equity-based compensation program that was established at the time of its initial public offering.

Setting Executive Compensation

Based on the compensation philosophy and objectives described above, the Compensation Committee has structured the Company’s executive compensation program primarily to motivate executive officers to achieve the business goals established by the Company and reward executive officers for meeting and exceeding these business goals. For fiscal 2013, the Company observed the following procedures and processes with respect to setting compensation for executive officers, which the Company defines for these purposes as Senior Vice Presidents, Executive Vice Presidents (includes the Chief Operating Officer and Chief Financial Officer) and President, who is also the Chief Executive Officer:

•	Following consideration of the increases in compensation for fiscal 2012, the Compensation Committee determined not to update the benchmarking conducted for fiscal 2012 compensation determinations as the Committee did not anticipate meaningful changes to the fiscal 2013 annual Target Total Direct Compensation payable to the executive officers.

•	The Compensation Committee, with the assistance of FWC, established a framework for the fiscal 2013 compensation program for executive officers that was consistent with the fiscal 2012 compensation program.

•	The Compensation Committee conducted the annual performance review for compensation purposes for each of the executive officers and considered, in the case of the executive officers other than the Chief Executive Officer, the annual performance review conducted by the Chief Executive Officer.

•	The Compensation Committee considered the financial impact of the Company’s executive compensation program and proposed changes in the amount or nature of compensation on the Company’s future financial performance, including the fiscal year within which the compensation decisions were made.

•	The Compensation Committee considered the results of the 2012 annual say-on-pay advisory vote, the performance reviews described above, historical compensation information set forth in the tally sheets described above, management’s fiscal 2013 annual plan and three-year plan, external estimates of the Company’s future financial performance, and the 2% Company-wide target for increases in base salaries. The Compensation Committee, after considering the matters described above:

o	established the financial performance goals for the annual incentive compensation program and the long-term incentive compensation program, as well as the minimum, target and maximum levels of performance for each financial performance goal in these programs;

o	established, for each executive officer:

—	a 2% increase in base salary in order to align the executive officers’ increases for fiscal 2013 with the Company-wide target for increases for other salaried employees, which fosters company cohesion;

—	the percentage of base salary to be used for the annual incentive compensation target, which did not change from those set for fiscal 2012;

—	an annual long-term incentive compensation grant date value (at target), the amount of which did not change from that set for fiscal 2012; and

—	a special long-term incentive compensation grant date value to be awarded in the form of restricted shares subject to three-year cliff vesting to encourage retention and further align each executive officer’s long-term interests with those of stockholders (see “Special Award of Three-Year Cliff Vest Restricted Shares”);

o	recommended the foregoing to the Board, the majority of which were also independent directors; and

•	After fiscal 2013, the Compensation Committee considered the Company’s financial performance to determine the payouts under the annual incentive compensation program. After Ernst & Young issued its audit report, the annual incentive compensation was paid to the executive officers.

Fiscal 2013 Compensation

The Company’s fiscal 2013 compensation was comprised of base salary, annual incentive compensation and long-term equity incentive compensation, consisting of stock options, performance share unit awards and restricted stock awards. As described below, restricted shares were added to the annual long-term equity incentive compensation to support the retention objective of the Company’s compensation philosophy. Fifty-eight percent of the Chief Executive Officer’s and 51% of the other named executive officers’ (on average, but excluding the Chief Financial Officer who was hired from outside of the Company in the second quarter of fiscal 2013) annual Target Total Direct Compensation is at risk through pay-for-performance cash incentive programs and long-term equity awards, consisting of options and performance share units, linked to the Company’s financial performance and increases in stockholder value. The following charts summarize the proportion of each of the direct annual compensation elements (base salary, annual incentive compensation, stock options, performance share unit awards and annual restricted stock awards) provided to the Chief Executive Officer and the other named executive officers (on average, but excluding the Chief Financial Officer who was hired from outside of the Company in the second quarter of fiscal 2013) for fiscal 2013.

Base Salary

The base salary established for each of the named executive officers is intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Compensation Committee. Base salary is also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance.

In considering whether and to what extent to adjust base salary, the Compensation Committee considers the following:

•	corporate performance, including the impact of proposed changes in the amount or nature of proposed compensation;

•	the performance of each individual executive officer;

•	the relative value of the position within the organization;

•	the time in position, as well as whether the executive officer joined the Company and negotiated an arm’s length compensation package which may be different from what he or she would have received as an incumbent executive officer;

•	new responsibilities delegated to each executive officer during the year; and

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies.

With these principles in mind, base salaries are reviewed at least annually by the Compensation Committee, and may be adjusted from time to time based on the results of this review. In March 2013, the Compensation Committee approved and recommended to the Board, and the Board approved, increases to each of the named executive officer’s salaries (other than Mr. Ackerman whose base salary of $400,000 was established on June 3, 2013 when he was initially hired and appointed Executive Vice President and Chief Financial Officer), as shown below.

Name and Position	Fiscal 2012 Base Salary ($)	Fiscal 2013 Base Salary ($)	% Change
Craig Carlock President and CEO	550,000	561,000	2%
Sean Crane EVP and COO	380,000	387,600	2%
Marc Jones SVP — Marketing and Merchandising	275,000	280,500	2%
Scott Duggan SVP — General Counsel	245,000	249,900	2%

Annual Incentive Compensation

Annual incentive compensation is intended to compensate executive officers for achieving overall Company financial goals during the fiscal year and, as such, is expected to vary from year to year. The Company believes that establishing annual incentive opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executive officers and in motivating executive officers to achieve and exceed the Company’s annual objectives.

For fiscal 2013, the Company established the target annual incentive compensation levels for each of the executive officers as a percentage of his base salary. This percentage of base salary did not change from the percentage used for fiscal 2012. When determining the percentage of base salary to set as the fiscal 2013 target amount for each named executive officer, the Compensation Committee considered a variety of factors, including the relative value of the position, the total annual incentive compensation dollars that a payment at target, based on the proposed percentage of base salary, would yield and the executive officer’s base salary. The table below sets forth the Target Annual Incentive Compensation levels, as a percentage of each named executive officer’s base salary, set by the Compensation Committee for fiscal 2013 for each of the named executive officers (other than Mr. Ackerman whose target of 50% was established on June 3, 2013 when he was initially hired and appointed Executive Vice President and Chief Financial Officer):

Name and Position	Fiscal 2013 Target Annual Incentive Compensation as a % of Base Salary
Craig Carlock President and CEO	80%
Jeffrey Ackerman EVP and CFO	50%
Sean Crane EVP and COO	50%
Marc Jones SVP — Marketing and Merchandising	50%
Scott Duggan SVP — General Counsel	50%

The named executive officers’ annual incentive compensation is awarded under the 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). For fiscal 2013, the Board approved the Company’s fiscal 2013 annual incentive compensation program which:

•	uses performance criteria specified in the Omnibus Plan;

•	is subject to the Omnibus Plan’s $4 million limit on performance-based compensation, as well as a maximum annual incentive compensation award for each executive officer based upon a percentage of operating income (Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents limited to a maximum of 1.25%, 0.75% and 0.50% of operating income, respectively), which is subject to adjustment downwards based upon the relative achievement of the financial performance goals described below; and

•	is designed for executive officers at the level of Senior Vice President and above.

Under the program for fiscal 2013, the entire annual incentive compensation is based upon the achievement of Company financial performance, although the Compensation Committee may exercise negative discretion to reduce the amount of the annual incentive calculated based upon the Company’s financial performance that an executive officer would otherwise be entitled to receive.

During the first quarter of fiscal 2013, the Board, based upon the Compensation Committee’s recommendation, approved the Company financial performance goals — specifically total sales, through new stores and increases from existing stores, and operating income, on an excluded items basis, for fiscal 2013 — and a range of potential payouts resulting from the achievement of each financial performance goal. The Company believes that total sales and operating income, on an excluded items basis, are appropriate financial measures of the current performance of its business and put in place incentives to grow both the Company’s top line and its operating income, on an excluded items basis, which measures the success of its core business. In addition to the financial performance metrics described above, the total amount of any annual incentive compensation earned by executive officers will be reduced by 20% in the event the Company’s ROIC for the fiscal year is below 20%.

The Compensation Committee determined that total sales and operating income, on an excluded items basis, should each be weighted heavily in determining annual incentive compensation levels as they measure absolute growth, in terms of revenue, and profitable growth, respectively; although operating income, on an excluded items basis, was more heavily weighted given its measure of the success of the core business as it grows. Actual payouts under the executive bonus program may range from 0% of the target level for performance below a minimum threshold, to a maximum of 170% of the target level for achieving or exceeding the maximum performance level. The following table provides a breakdown of the financial performance goal components for fiscal 2013, including the relative weight of such goals, and the thresholds necessary for an executive officer to receive a payout of his or her annual incentive compensation, with amounts payable in between the specific percentage points listed in the table determined using straight-line interpolation. No payouts are made if performance does not reach the levels needed to achieve 30% of target bonus.

Financial Performance Measure	Weight	Performance Needed to Achieve 30% of Target Bonus	Performance Needed to Achieve 100% of Target Bonus	Performance Needed to Achieve 170% of Target Bonus
Total Sales	35%	$1.503 billion	$1.532 billion	$1.600 billion
% increase from fiscal 2012		13.1%	15.3%	20.4%
% of Target Performance		98.1%	100.0%	104.4%

Operating Income, on an excluded items basis	65%	$114.9 million	$121.4 million	$133.5 million
% increase from fiscal 2012		13.2%	19.7%	31.5%
% of Target Performance		94.6%	100.0%	109.9%

In addition, ROIC must equal or exceed 20% or the amount of annual incentive compensation calculated based upon total sales and operating income, on an excluded items basis, is reduced by 20%. No adjustments for excluded items were made for fiscal 2013. See Appendix A for a discussion of ROIC.

In March 2014, the Compensation Committee considered the Company’s financial results and reviewed its performance relative to total sales and operating income, financial performance goals, as well as relative to the ROIC goal, in order to determine the amount of annual incentive compensation, if any, payable to the executive officers.

The Compensation Committee determined that total sales were between threshold and target and that operating income was below threshold, which resulted in an aggregate payout, prior to consideration of ROIC performance, of 17.8% of each executive officer’s Target Annual Incentive Compensation under the annual incentive program for fiscal 2013.

The Compensation Committee also determined that ROIC was below 20%, subjecting the preliminary 17.8% formulaic annual incentive compensation payout to a 20% reduction resulting in a final aggregate payout, of 14.3% of each executive officer’s Target Annual Incentive Compensation under the annual incentive program for fiscal 2013, all determined as follows:

Financial Performance Metric	Weight	Target		Actual		% of Financial Performance Metric’s Target
Total Sales	35%	$1.532	billion	$1.512	billion	50.9%

Operating Income, on an excluded items basis*	65%	$121.4	million	$83.4	million	0%

Preliminary calculation of total payout before ROIC restriction (see below)						17.8%

Total payout after reduction of preliminary calculation of total payout by 20% due to implication of ROIC restriction						14.3%

Return on Invested Capital, on an excluded items basis*				ROIC = 16.5%		ROIC restriction applicable, payout reduced by 20%

*	No adjustment for excluded items was made in fiscal 2013. See Appendix A for a discussion of ROIC.

Sign-On Bonus

Mr. Ackerman received a sign-on bonus when he was initially hired and appointed Executive Vice President and Chief Financial Officer on June 3, 2013.

Long-Term Incentive Compensation

The Company may grant various long-term incentive awards to employees under the Omnibus Plan. The Company believes that equity awards are an important component of its executive compensation program and that providing a significant portion of executive officers’ total compensation opportunity in equity-based compensation helps drive the achievement of the Company’s long-term performance goals and aligns the incentives of executive officers with the interests of stockholders.

Annual Grants

The Company commenced a long-term incentive program coincident with its November 2010 initial public offering to reward executive officers for the creation of stockholder value over time and to enhance the retention power of the overall compensation program, recognizing that long-term incentive awards granted prior to the Company’s initial public offering were fully vested at the time of such offering. Prior to fiscal 2012, the Company used stock options as the sole long-term incentive grant type for named executive officers. As the Company continued to link executive officers’ compensation with its performance, in fiscal 2012, the Company added performance shares as a component of its long-term incentive compensation. The Company subsequently added restricted shares to its long-term incentive compensation program in fiscal 2013 to promote executive officer retention objectives and to further align executive officers’ long-term interests with those of stockholders.

In March 2013, each executive officer was granted stock options, restricted shares and performance share units based upon his position with the Company and his relevant prior performance. The Compensation Committee awarded the same annual Target Long-Term Incentive Compensation (grant date value at target) to each executive officer as was awarded in fiscal 2012, although the percentage allocated to stock options was reduced, the percentage allocated to performance share units was increased and restricted shares were introduced. For fiscal 2013, options, restricted shares and performance share units represented 40%, 30% and 30%, respectively, of the grant date value at target provided to executive officers. Mr. Ackerman, who joined the Company on June 3, 2013, received the same percentage allocation of options, restricted shares and performance share units of 40%, 30% and 30%, respectively, as the other executive officers and, as part of his joining the Company, negotiated to receive an annual Target Long-Term Incentive Compensation (grant date value at target) award of $420,000, prorated for the portion of the fiscal year he was employed by the Company.

Special Award of Three-Year Cliff Vest Restricted Shares

In March 2013, each executive officer also received a special award of restricted shares that was in addition to the annual restricted share award described above. These restricted shares are subject to a three-year cliff vesting period pursuant to which 100% of the award will vest in March 2016. The primary purpose of this award was to further the Company’s objective of retaining talented executive officers for the long-term and the Compensation Committee considered various factors, including that the Company was two grant cycles into the equity grant program established at the time of the Company’s initial public offering, the fact that executive officers had two additional years remaining before the equity grant program would begin vesting portions (generally 25%) of multiple years’ equity grants as would be the case with a more mature company’s equity program and the fact that two executive officers had departed the Company.

In considering a potential special equity award to encourage retention and provide the opportunity to increase executive stock ownership, the Compensation Committee considered various types of equity awards, including those with performance criteria, and determined that restricted shares best accomplished the Company’s retention objective.

The Compensation Committee, in determining to utilize restricted shares and setting the grant date value of the special award of restricted shares, considered the advice of FWC, its independent compensation consultant, and various information including summaries of the executive officers’ equity holdings and the effect of the proposed special equity award on these holdings, in each case prepared by its independent compensation consultant. In establishing the vesting period, the Compensation Committee considered various alternatives and the advice of its independent compensation consultant and determined that a three-year cliff vest would appropriately promote the Committee’s objective to retain talented executive officers in that an executive officer would not vest in any of the restricted shares until March 2016.

In setting each executive officer’s grant date value for the special award of restricted shares, the Compensation Committee considered each person’s role, responsibilities and performance, and determined, except in the case of Mr. Crane, that an award of restricted shares at a grant date value equivalent to the executive officer’s annual Target Long-Term Incentive Compensation (grant date value at target) offered appropriate value to encourage the executives officers to remain with the Company but also noted that the proposed award, when annualized over the three-year cliff vesting period, did not deliver compensation which significantly altered the placement of the executive officers’ compensation relative to similarly situated executive officers at the Company’s compensation peer group members based on the benchmarking conducted for fiscal 2012 compensation decisions. The Compensation Committee determined to award Mr. Crane restricted shares with a grant date value greater than the amount of his annual Target Long-Term Incentive Compensation award in light of the significant additional responsibilities he had assumed as Chief Operating Officer, the impact on the Company of not retaining him, his willingness to assume the role of interim Chief Financial Officer and other considerations. Mr. Ackerman, who joined the Company on June 3, 2013 as Chief Financial Officer, also received an award of restricted shares with a three-year cliff vest at a grant date value of $300,000, which Mr. Ackerman negotiated as part of his compensation package to join the Company.

The table below sets forth, for each named executive officer:

•	the total grant date value (at target) awarded; and

•	the portion of the total grant date value (at target) allocable to stock options, performance share units and restricted shares.

	Annual Equity Awards under Long-Term Incentive Compensation Program
Name and Position	Stock Options — Grant Date Value ($)	Performance Share Units — Grant Date Value at Target ($)	Restricted Shares — Grant Date Value ($)	Equity Awards under Annual Program — Total Grant Date Value at Target ($)	Special Award of Three-Year Cliff Vest Restricted Shares ($)	Total Annual and Special Equity Awards — Total Grant Date Value at Target ($)
Craig Carlock President and CEO	440,000	330,000	330,000	1,100,000	1,100,000	2,200,000
Jeffrey Ackerman (1) EVP and CFO	109,545	82,159	82,159	273,863	300,000	573,863
Sean Crane EVP and COO	180,000	135,000	135,000	450,000	650,000	1,100,000
Marc Jones SVP — Marketing and Merchandising	150,000	112,500	112,500	375,000	375,000	750,000
Scott Duggan SVP — General Counsel	150,000	112,500	112,500	375,000	375,000	750,000

(1)	Upon joining the Company on June 3, 2013, Mr. Ackerman received annual grants of stock options, restricted shares and performance share units under the Company’s long-term incentive compensation program in an aggregate amount of $420,000, prorated for the portion of the year Mr. Ackerman worked following his date of hire. Mr. Ackerman also received an award of restricted shares that cliff vest in full on the third anniversary of the grant date.

Terms and Provisions of Long-Term Incentive Compensation Grants

Stock Options. The stock option grants vest in four equal installments beginning on the first anniversary of the date of grant to support retention objectives and to compensate executive officers for their contribution over the long-term in the event the Company’s share price appreciates. The options have a term of 10 years and are granted with an exercise price equal to the closing price of the Common Stock on the date of grant. The number of options granted to each executive officer is determined by dividing the grant date value by the Black-Scholes value per share of Common Stock as of the grant date. See the Grants of Plan-Based Awards table for 2013 below for additional detail about the stock options granted to the named executive officers.

Restricted Shares. The restricted shares granted as a part of the Company’s annual long-term incentive compensation program vest in four equal annual installments beginning on the first anniversary of the date of grant and are intended to support the Company’s retention objective, compensate executive officers for their contribution over the long-term and discourage excessive risk taking as the executive officer has Common Stock ownership interests that are aligned with stockholders. Upon vesting, the restricted shares also assist executive officers in satisfying the Stock Ownership Guidelines as the executive officers receive actual shares, a significant portion of which must be held if the executive officer has not satisfied the Stock Ownership Guidelines. The number of restricted shares awarded to each executive officer is determined by dividing the grant date value by the closing price per share of Common Stock as of the grant date. See the Grants of Plan-Based Awards table for 2013 below for additional detail about the restricted shares awarded to the named executive officers.

Performance Share Unit Awards. The performance period for the fiscal 2013 performance share unit awards consists of three fiscal years, fiscal 2013 through fiscal 2015. The performance share unit awards granted in fiscal 2013 will vest in March 2016 on the third anniversary of their grant date subject to achievement of the cumulative earnings per share, on an excluded items basis, financial performance goal established in fiscal 2013. After fiscal 2015, the Compensation Committee will determine whether or not the cumulative earnings per share financial performance goal has been satisfied, and if satisfied, to what extent.

The Compensation Committee determined, and the Board approved, the target grant date value allocable to the performance share unit award for each executive officer. This amount was then divided by the closing price of a share of Common Stock on the grant date to determine the number of performance share units that could be received if the target financial performance goal was met. In the event the target cumulative earnings per share financial performance goal is met, 100% of the performance share units will vest, with 50% and 150% of the target performance shares vesting if the minimum and maximum cumulative earnings per share financial performance goals, respectively, are met. If the minimum financial performance goal is not met, no performance share units will vest.

The Compensation Committee established a minimum cumulative earnings per share performance goal below which no portion of the performance share units will be earned. Cumulative earnings per share between the minimum performance level and the target performance level and between the target performance level and the maximum performance level will result in performance share units vesting on a proportional basis. See the Grants of Plan-Based Awards table for 2013 below for additional detail about the performance share units awarded to the named executive officers.

Special Grant of Three-Year Cliff Vest Restricted Shares. The number of restricted shares awarded to each executive officer is determined by dividing the special equity award grant date value by the closing price per share of Common Stock as of the grant date. See the Grants of Plan-Based Awards table for 2013 below for additional detail about the restricted shares awarded to the named executive officers.

Benefits, Perquisites and Tax Gross-Ups

The Company offers eligible employees group health, life, accident and disability insurance. In addition, all employees and their spouses or domestic partners are entitled to a discount on purchases at the Company’s stores. The Company also offers the Deferred Compensation Plan which permits certain employees, including named executive officers who elect to participate, to defer up to 80% of base salary and 100% of any annual incentive compensation on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The Company makes matching credits to the named executive officers’ individual accounts to compensate for

Company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the Company to make additional, discretionary contributions. Deferred amounts will be distributed at times elected by the participant during service or upon termination of employment, subject to the terms and conditions of the Deferred Compensation Plan.

For fiscal 2013, the perquisites offered to executive officers included access to corporate automobiles for both business and personal use and a company credit card to pay for gas and vehicle maintenance. The Company paid all expenses associated with the corporate automobiles and any personal use of the corporate automobile constituted a taxable benefit to the named executive officer. The Company provided this perquisite because its employees, including the named executive officers, are required to travel significantly to promote the Company’s business, monitor store operations and evaluate proposed new store locations. The Company also provided a reimbursement for deductibles and out-of-pocket medical expenses through executive health insurance during fiscal 2013, supplemental long-term disability insurance and reimbursement of relocation expenses. Any reimbursement of relocation expenses is made on a tax grossed-up basis which is intended to keep the recipient whole when out-of-pocket relocation expenses are reimbursed and not to deliver additional compensation.

The Compensation Committee periodically evaluates the perquisites offered to executive officers, and, in fiscal 2013, the Committee decided to eliminate the executive health insurance perquisites based on consideration of the healthcare benefits the Company offers to employees, the implementation of the Affordable Care Act and a review of perquisites offered to executive officers of the Company’s compensation peer group and other companies.

Other Compensation-Related Matters

Stock Ownership and Retention Guidelines

Executive officers are subject to the Company’s Stock Ownership and Retention Guidelines. The Guidelines provide that executive officers of the Company are expected, over time, to acquire and hold shares of Common Stock equal in value to at least a multiple of their base salaries, as follows:

Chief Executive Officer	6	X base salary
Chief Operating Officer	3	X base salary
Chief Financial Officer	3	X base salary
SVPs	2	X base salary

Executive officers are not required to purchase stock to meet this requirement; however, until they satisfy the ownership requirement, each executive officer will be required to retain a percentage (Chief Executive Officer — 75% and other executive officers — 50%) of the shares of Common Stock received (as applicable) upon lapse of restrictions of restricted stock, settlement of restricted stock units, vesting of performance shares and units, and exercise of stock options (net of any shares of Common Stock utilized to pay for the exercise price of the option and tax withholding). The retention requirements are applicable to equity awards made after adoption of the Stock Ownership and Retention Guidelines in March 2012, and all executive officers have complied with the retention requirements of the Guidelines.

The Chief Executive Officer, Executive Vice President and Chief Operating Officer and Senior Vice President — Marketing and Merchandising satisfy the ownership requirements of the Stock Ownership and Retention Guidelines.

Activities that May be Deemed Hedging or Pledging of Company Stock Prohibited

Executive officers are expressly prohibited from buying or selling puts, calls or other derivatives and are also prohibited from short-selling shares of Common Stock or pledging or margining shares of Common Stock.

Recoupment Policy

The Recoupment Policy requires that, in the event of a restatement of the Company’s financial statements due to material non-compliance with U.S. securities laws, rules or regulations: (i) all employees holding the title of Vice President or above will reimburse the Company for all performance-based compensation received and all gains realized on the exercise, settlement or sale of performance-based equity awards by such employees; and (ii) all outstanding performance-based equity awards (whether vested or unvested) held by such employees will be canceled. The foregoing applies, however, only to the extent that such compensation or awards exceed those that would have been received or vested if the restated financial results had been used to determine whether such awards should have been received or vested. The members of the Board who have been determined by the Board to be independent under the NASDAQ rules shall be responsible for enforcing the Recoupment Policy and may, to the extent not prohibited by applicable law, exercise discretion as to the enforcement of such Policy.

Rule 10b5-1 Plan Policy

The federal securities laws permit a person to enter into a Rule 10b5-1 plan that provides for pre-arranged trading in a company’s securities provided that the person entering into the Rule 10b5-1 plan is not in possession of material, non-public information. The Company’s Insider Trading Policy permits an insider, which includes an executive officer, to enter into a Rule 10b5-1 plan provided that the plan is entered into during an open trading window under the Company’s Insider Trading Policy and the person is not aware of any material, non-public information at the time of entering into or amending the plan and the plan is reviewed as required by the Insider Trading Policy. In addition, the Company has adopted, and the Audit Committee ratified, a Rule 10b5-1 Plan Policy that provides that a plan may only be amended or terminated (in whole or in part) during an open trading window under the Company’s Insider Trading Policy. In addition, an insider may have only one Rule 10b5-1 plan in place at any given time; the plan must have a “cooling off period” (no trades for a certain amount of time following adoption); and the Audit Committee must be informed of any early termination of an executive officer’s Rule 10b5-1 plan.

Equity Grant Practices

The Company’s equity grant practices currently contemplate that equity awards may be made in connection with three different occasions:

•	the annual equity grant;

•	at the time of hiring; and

•	in connection with a promotion or relocation or in recognition of exemplary service.

Annual Equity Grants. The Company’s annual equity grants are expected to occur in March of each year, several weeks after the Company’s fourth quarter and full year earnings release for the preceding fiscal year. The annual equity grants will be approved by the Compensation Committee and will be ratified, in the case of the Chief Executive Officer, by the Board (excluding any member of management). The grant date will be the date of approval of the grant, or a fixed later date, unless the date of approval occurs during a blackout period under the Company’s Insider Trading Policy, in which case, the grant date will be the day following two full days of trading after the blackout period ends.

New Hires. Any grants made at the time of hiring need to be approved by the Board or the Compensation Committee, depending on the new employee’s position, and typically grant date values are approved rather than actual share numbers, although the Compensation Committee, as permitted by the Omnibus Plan, has delegated to the Chief Executive Officer, the ability to grant awards to new hires below the Vice President level, subject to a maximum grant date value. The grant date will typically be the approval date if the approval occurs after the employee’s first day, or the employee’s first day, unless, in each case, that day occurs during a blackout period under the Company’s Insider Trading Policy, in which case, the grant date will be the day following two full days of trading after the blackout period ends. The number and exercise price of options and the number of RSUs, restricted shares and performance share units, if applicable, are determined in the same manner as described above under “Annual Equity Grants.”

Promotions, Relocations and in Recognition of Exemplary Service. From time to time, the Company may grant equity awards to employees in connection with promotions, relocations and in recognition of exemplary service. Either the Board or the Compensation Committee would typically need to approve any such grant, although the Compensation Committee, as permitted by the Omnibus Plan, has delegated to the Chief Executive Officer, the ability to grant equity awards, subject to a maximum grant date value, in connection with promotions, relocations and in recognition of exemplary service, but only for employees below Vice President.

General Matters with Respect to Equity Grants. The Company has structured its plans, programs and policies in order to incentivize, reward and retain employees, but it will not do any of the following:

•	Dating of Equity Awards including Options — No Backdating. Equity awards, including options, must be approved by the Board, the Compensation Committee or, in the case of the limited delegated authority for employees below Vice President, the Chief Executive Officer, prior to the award being made; in no event may the grant date precede the required approval.

•	Below Market Exercise Prices for Options. Options must carry an exercise price at least equal to the closing price of a share of Common Stock on the grant date.

•	Repricing of Options. The Company may not reprice any options or replace underwater options with other stock- or cash-based awards without stockholder approval.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of $1 million paid to certain of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based incentive compensation awarded by the Company under the provisions of the Omnibus Plan should be eligible for exclusion from the $1 million limit. The Company anticipates that the Compensation Committee will consider the impact of Section 162(m) of the Internal Revenue Code in structuring executive officers’ compensation programs in light of the Company’s overall compensation philosophy and objectives. However, in light of the competitive nature of the market for executive talent, there may be circumstances in which the Company’s and stockholders’ interests are best served by providing compensation that is not fully deductible and the Company’s ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

Employment Agreements and Severance Plan

The Company’s severance plan provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the Company. In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements that do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan. The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. The purpose of this severance plan is to retain the named executive officers and other critical employees and to encourage them to remain with the Company and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The Company does not provide tax gross-ups on regular compensation or severance compensation, including in the event of a change in control. Severance benefits include a “double trigger” and are payable to named executive officers following a change in control only upon involuntary terminations of employment or termination by the executive officer for “good reason.”

For additional information regarding the severance plan and payments thereunder, see “Potential Payments Upon Termination or Change in Control for 2013” below.

Executive Compensation Tables

The following tables, narratives and footnotes describe the total compensation and benefits for the named executive officers for the fiscal year ended January 26, 2014 (“fiscal 2013”), as well as total compensation and benefits for the named executive officers for the two preceding fiscal years (“fiscal 2012” and “fiscal 2011”).

Summary Compensation Table

Name	Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Craig Carlock	President and Chief	2013	559,942		1,760,000	440,000	63,958	25,741	2,849,641
	Executive Officer	2012	537,500		275,000	825,000	535,283	27,561	2,200,344
		2011	418,478	90,000		369,070	231,384	23,108	1,132,040

Jeffrey Ackerman (6)	Executive Vice President	2013	261,539	160,000	464,318	109,545	19,001	10,758	1,025,161
	and Chief Financial
	Officer

Sean Crane (7)	Executive Vice President	2013	386,869		920,000	180,000	27,618	26,608	1,541,095
	and Chief Operating	2012	371,755		112,500	337,500	231,145	22,950	1,075,850
	Officer; interim Chief	2011	293,162	45,000		149,386	115,692	38,805	642,045
	Financial Officer

Marc Jones	Senior Vice President —	2013	279,971		600,000	150,000	19,987	60,815	1,110,773
	Marketing and	2012	271,731		93,750	281,250	167,276	26,227	840,234
	Merchandising	2011	240,103	33,000		149,386	130,890	32,685	586,064

Scott Duggan	Senior Vice President —	2013	249,429		600,000	150,000	17,807	18,654	1,035,890
	General Counsel	2012	243,798		93,750	281,250	149,028	39,686	807,512
		2011	231,779	33,000		149,386	207,554	28,632	650,351

(1)	Bonus compensation for fiscal 2013 for Mr. Ackerman represents a sign on bonus paid to Mr. Ackerman in connection with his appointment as Executive Vice President and Chief Financial Officer in June 2013. Bonus compensation for fiscal 2011 includes the discretionary portion of amounts awarded under the fiscal 2011 annual incentive compensation program.

(2)	Amounts disclosed in this column represent the grant date fair market value of the (i) restricted shares that represented a portion of the Company’s annual long-term incentive compensation program which vest annually in four equal increments beginning on the first anniversary of the grant date, (ii) restricted shares that represent a special grant which vest 100% on the third anniversary of the grant date, and (iii) performance share unit awards, at target, granted, in each case, to the named executive officers by the Company in fiscal 2013, and performance share awards, at target, granted to named executive officers by the Company in fiscal 2012, computed, in each case, in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further discussed in “Note 10 — Share-based Compensation” to the Company’s audited consolidated financial statements filed with the Company’s Annual Report on Form 10-K for fiscal 2013. Messrs. Carlock, Ackerman, Crane, Jones and Duggan received restricted shares (annual grant) having a grant date value of $330,000, $82,159 (partial year), $135,000, $112,500 and $112,500, respectively; restricted shares (special grant) having a grant date value of $1,100,000, $300,000, $650,000, $375,000 and $375,000, respectively; and performance share units having a grant date value, at target, of $330,000, $82,159 (partial year), $135,000, $112,500 and $112,500, respectively, and a grant date value, at maximum, of $495,000, $123,238, $202,500, $168,750 and $168,750, respectively. During fiscal 2012, each named executive officer received a grant of performance shares equal to 150% of the grant date value (at target) set forth in the table above in order to ensure deductibility of the performance compensation under Section 162(m) since the Company’s public company stockholders had not yet approved the Omnibus Plan and the performance period would end after the three-year post-IPO transition period permitted under Section 162(m). Messrs. Carlock, Crane, Jones and Duggan received 8,744, 3,577, 2,981 and 2,981 performance shares, respectively, at maximum grant date values of $412,500, $168,750, $140,625 and $140,625, respectively.

(3)	Amounts disclosed in this column represent the grant date fair market value of the options granted to the named executive officers by the Company in fiscal 2013, 2012 and 2011, computed in accordance with FASB ASC Topic 718, determined using the Black-Scholes option-pricing model. The underlying valuation assumptions for equity awards are further discussed in “Note 10 — Share-based Compensation” to the Company’s audited consolidated financial statements filed with the Company’s Annual Report on Form 10-K for fiscal 2013.

(4)	Non-Equity Incentive Plan Compensation for fiscal 2013 was earned based upon the achievement of financial performance goals set pursuant to the Omnibus Plan, which goals consisted of the achievement of certain levels of total sales and operating income, on an excluded items basis, subject to an ROIC-based reduction in the event ROIC for fiscal 2013 was below 20%, which ROIC for fiscal 2013 fell below, thus triggering the ROIC-based reduction. After giving effect to the ROIC-based reduction, the amounts represent a payout of approximately 14.3% of each named executive officer’s target annual incentive compensation for fiscal 2013. No portion of the named executive officers’ fiscal 2013 annual incentive compensation amount was discretionary. See “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Annual Incentive Compensation.”

(5)	All Other Compensation for fiscal 2013 for each named executive officer includes:

•	reimbursements and costs paid directly by the Company for personal use of corporate vehicles, including the related depreciation expense, taxes, maintenance, insurance and gas; amounts attributable to personal use that are included in this column are determined by multiplying each named executive officer’s personal use percentage by the total costs of the corporate vehicle that the named executive officer has the use of during the applicable period;

•	retirement benefit matching contributions; and

•	executive health insurance benefit program that reimbursed deductibles and out-of-pocket medical expenses. Mr. Jones received approximately $35,926 in other compensation under the executive health insurance benefit program. The Company eliminated the executive health insurance benefit program during fiscal 2013.

In addition, amounts reported in this column reflect Company contributions in fiscal 2013 for the benefit of each named executive officer other than Messrs. Duggan and Jones under the Deferred Compensation Plan in the following amounts: Mr. Carlock $1,081, Mr. Ackerman $231 and Mr. Crane $150.

(6)	Mr. Ackerman was appointed Executive Vice President and Chief Financial Officer effective June 3, 2013.

(7)	Mr. Crane served as interim Chief Financial Officer from December 7, 2012 through June 3, 2013. Mr. Crane did not receive additional compensation during fiscal 2013 in connection with serving in this role.

Grants of Plan-Based Awards

During 2013, the named executive officers received three types of plan-based equity awards, performance share units, restricted stock and stock options, and a cash incentive award pursuant to the 2013 Annual Incentive Compensation Program (“2013 AIP”), each granted on March 20, 2013, as shown in the table below, all of which were granted under the Omnibus Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Share)	Awards ($)
Craig Carlock	Stock Options (1)	3/20/2013								27,363	42.65	440,000
	Performance Share Units (2)	3/20/2013				3,868	7,737	11,605				330,000
	Restricted Shares — Annual (3)	3/20/2013							7,737			330,000
	Restricted Shares — Special (4)	3/20/2013							25,791			1,100,000
	2013 AIP	3/20/2013	134,640	448,800	762,960

Jeffrey Ackerman	Stock Options (1)(5)	6/03/2013								5,870	49.60	109,545
	Performance Share Units (2)(5)	6/03/2013				828	1,656	2,484				82,159
	Restricted Shares — Annual (3)(5)	6/03/2013							1,656			82,159
	Restricted Shares — Special (4)(5)	6/03/2013							6,048			300,000
	2013 AIP (5)	6/03/2013	39,123	130,411	221,699

Sean Crane	Stock Options (1)	3/20/2013								11,194	42.65	180,000
	Performance Share Units (2)	3/20/2013				1,583	3,165	4,747				135,000
	Restricted Shares — Annual (3)	3/20/2013							3,165			135,000
	Restricted Shares — Special (4)	3/20/2013							15,240			650,000
	2013 AIP	3/20/2013	58,140	193,800	329,460

Marc Jones	Stock Options (1)	3/20/2013								9,328	42.65	150,000
	Performance Share Units (2)	3/20/2013				1,318	2,637	3,955				112,500
	Restricted Shares — Annual (3)	3/20/2013							2,637			112,500
	Restricted Shares — Special (4)	3/20/2013							8,792			375,000
	2013 AIP	3/20/2013	42,075	140,250	238,425

Scott Duggan	Stock Options (1)	3/20/2013								9,328	42.65	150,000
	Performance Share Units (2)	3/20/2013				1,318	2,637	3,955				112,500
	Restricted Shares — Annual (3)	3/20/2013							2,637			112,500
	Restricted Shares — Special (4)	3/20/2013							8,792			375,000
	2013 AIP	3/20/2013	37,485	124,950	212,415

(1)	The stock options (i) carry an exercise price equal to the Company’s closing price per share of Common Stock on the grant date, (ii) will vest in 25% increments on each of the first, second, third and fourth anniversaries of their grant date, and (iii) expire on the tenth anniversary of the grant date. Any portion of the options granted to the named executive officers that is not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The stock options include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the options.

(2)	The performance share units vest in January 2016 as and solely to the extent the Company’s cumulative earnings per share, on an excluded items basis, for fiscal 2013 through fiscal 2015 exceeds a minimum performance threshold. In the event the minimum threshold is met, the performance share units will vest and convert into 0.5 shares of Common Stock with an increasing number of shares of Common Stock issued upon conversion of vested performance share units as the Company’s earnings per share, on an excluded items basis, for the three fiscal year performance period increases. If the minimum cumulative earnings per share, on an excluded items basis, is not achieved, no performance share units vest, no performance share units will convert into Common Stock and no shares of Common Stock will be issued. Assuming the target performance level set forth as the performance share unit’s financial performance goal is achieved, the performance share units will vest and 1 share of Common Stock will be issued upon conversion of each performance share unit and assuming the maximum performance level set forth as the performance share unit’s financial performance goal is achieved, 1.5 shares of Common Stock will be issued upon conversion of the vested performance share unit. A proportional number of shares of Common Stock will be issued upon conversion of each performance share unit for performance between target and threshold and between threshold and maximum earnings per share, on an excluded items basis, and no additional shares of Common Stock will be issued upon conversion of the performance share units in the event the Company’s financial performance exceeds the maximum cumulative earnings per share, on an excluded items basis, for the performance period. A portion of the performance shares granted to the named executive officers that are not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The performance share units include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the performance shares.

(3)	The restricted shares granted as part of the annual grants made under the Company’s long-term incentive compensation program will vest in 25% increments on each of the first, second, third and fourth anniversaries of their grant date. Any portion of the restricted shares granted to the named executive officers that is not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The restricted shares include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the restricted shares.

(4)	The restricted shares granted as a special equity award during fiscal 2013 are intended to encourage retention of the executive officers and will vest in full on the third anniversary of their grant date. Any portion of the restricted shares granted to the named executive officers that is not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting). The restricted shares include a retirement feature, although none of the named executive officers will be retirement eligible during the vesting period of the restricted shares.

(5)	Mr. Ackerman joined the Company as Executive Vice President and Chief Financial Officer on June 3, 2013. The annual grant of stock options, performance share units and restricted shares that carry a four-year vesting period and Mr. Ackerman’s annual incentive compensation award were pro-rated for the portion of fiscal year 2013 that Mr. Ackerman was employed by the Company.

Outstanding Equity Awards at Fiscal Year-End 2013

The table below provides information on the named executive officers’ outstanding equity awards as of January 26, 2014 which consisted of stock options, restricted shares, performance shares and performance share units, all of which were granted under the Omnibus Plan.

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Option	Number of Securities Underlying Unexercised Options		Option Exercise	Option	Number of Shares or Units that have not	Market Value of Shares or Units that have	Number of Unearned Shares or Units that have	Market Value of Unearned Shares or Units that have not
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)	Price ($/Share)	Expiration Date (1)	Vested (#)(2)	not Vested ($)(3)	not Vested (#)(4)	Vested ($)(3)
Craig Carlock	3/20/2013	—	27,363	42.65	3/20/2023	33,528	1,211,367	7,737	279,538
	3/21/2012	11,124	33,374	47.17	3/21/2022			2,914	105,283
	12/16/2011	10,500	10,500	41.41	12/16/2021
	11/4/2010	48,174	16,060	22.00	11/4/2020

Jeffrey Ackerman	6/3/2013	—	5,870	49.60	6/3/2023	7,704	278,346	1,656	59,831

Sean Crane	3/20/2013	—	11,194	42.65	3/20/2023	18,405	664,973	3,165	114,351
	3/21/2012	4,550	13,653	47.17	3/21/2022			1,192	43,067
	12/16/2011	4,250	4,250	41.41	12/16/2021
	11/4/2010	32,757	10,922	22.00	11/4/2020

Marc Jones	3/20/2013	—	9,328	42.65	3/20/2023	11,429	412,930	2,637	95,275
	3/21/2012	3,792	11,377	47.17	3/21/2022			993	35,877
	12/16/2011	4,250	4,250	41.41	12/16/2021
	11/4/2010	21,838	10,922	22.00	11/4/2020

Scott Duggan	3/20/2013	—	9,328	42.65	3/20/2023	11,429	412,930	2,637	95,275
	3/21/2012	3,792	11,377	47.17	3/21/2022			993	35,877
	12/16/2011	4,250	4,250	41.41	12/16/2021
	11/4/2010	21,838	10,922	22.00	11/4/2020

(1)	Options vest at the rate of 25% of the shares of Common Stock underlying the stock option on each of (a) November 4, 2012, 2013, 2014 and 2015 in the case of the December 16, 2011 option grants, and (b) the first through fourth anniversaries of the option grant date in the case of the November 4, 2010, March 21, 2012, March 20, 2013 and June 3, 2013 grants.

(2)	Unvested shares include restricted shares awarded in March 2013. Unvested restricted shares issued in fiscal 2013 include the annual grant which vests 25% per year on each of the first through fourth anniversary of the grant date and the special grant which vests 100% on the third anniversary of the date of grant.

(3)	Market values are based on a per share price of $36.13, which was the closing price per share of the Common Stock on The NASDAQ Stock Market on January 24, 2014 (the last business day of the fiscal year).

(4)	Unearned shares include (i) performance share units awarded in March 2013, and (ii) performance shares awarded in March 2012. Unearned performance share units issued in March 2013 vest in January 2016, as and solely to the extent cumulative earnings per share, on an excluded items basis, exceeds a minimum performance threshold for the performance period of fiscal 2013 through fiscal 2015. The number of unearned share units presented in this column with respect to performance share units awarded in fiscal 2013 represents the shares that would vest and be issued assuming Company performance at the target level under the performance share unit award. Unearned performance shares awarded in March 2012 vest in January 2015, as and solely to the extent cumulative earnings per share, on an excluded items basis, exceeds a minimum performance threshold for the performance period of fiscal 2012 through fiscal 2014. The number of unearned shares presented in this column with respect to performance shares awarded in fiscal 2012 represents the shares that would vest assuming Company performance at the threshold level under the performance share award.

Option Exercises and Stock Vested

No named executive officer exercised options or vested in restricted stock or performance shares during fiscal 2013.

Nonqualified Deferred Compensation

The Deferred Compensation Plan permits the named executive officers to defer up to 80% of base salary and 100% of any annual bonus on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The Company makes matching credits to the named executive officers’ individual accounts to compensate for Company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the Company to make additional, discretionary contributions.

Deferred amounts will be distributed in a lump sum in the event of death, termination of employment before age 55 and five years of employment, or termination of employment within two years following a change in control. In the event of termination of employment after age 55 and five years of employment, the eligible employees may elect distributions in a lump sum or by installment payments. Participants may also elect to defer amounts to in-service distribution accounts for distribution at specified dates. Distributions may also be made in the event of unforeseeable emergency.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Craig Carlock	185,571	1,081	84,693	0	571,689
Jeffrey Ackerman	615	231	(22)	0	824
Sean Crane	11,895	150	425	0	24,471
Marc Jones	166,276	0	59,377	0	715,436

(1)	Amounts reported in this column for each named executive officer with respect to 2013 were also reported as “All Other Compensation” for the respective period in the Summary Compensation Table.

(2)	The aggregate balance at January 26, 2014 for each of Messrs. Carlock, Ackerman, Crane and Jones includes $427,426, $615, $23,628 and $611,277, respectively, of cumulative executive contributions during and prior to fiscal 2013 that were deducted from salary, bonus and/or non-equity incentive plan compensation amounts that were previously reported in the Summary Compensation Table and $13,194, $231, $150 and $11,135, respectively, of cumulative contributions made by the Company during and prior to fiscal 2013 that were previously reported in the “All Other Compensation” column in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control for 2013

In October 2010, the Company adopted a severance plan that provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the Company. The purpose of this plan is to retain the named executive officers and other critical employees and to encourage them to remain with the Company and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by the Company without “cause” (as defined in the severance plan) or by the named executive officer for “good reason” (as defined in the severance plan), then the named executive officer will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to the product of the named executive officer’s annual base salary and a severance multiple of two for Mr. Carlock and 1.5 for Messrs. Ackerman, Crane, Jones and Duggan; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for the named executive officer and his or her spouse and dependents for a number of years equal to the severance multiple.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason,” within six months prior to a change in control of the Company (provided that the named executive officer demonstrates that the termination was related to the change in control) or within two years following a change in control of the Company, in addition to the compensation and benefits described above, the named executive officer will also be entitled to (1) additional severance pay in an amount equal to the product of the named executive officer’s target annual bonus (or, if the named executive officer does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and the severance multiple and (2) full vesting of all equity-based awards held by the named executive officer on the date of termination.

In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements. The employment agreements do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan described above and each of the named executive officers remains an employee “at will.” The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. Following termination of employment the nonsolicitation covenant will expire after two years with respect to Mr. Carlock and after 1.5 years with respect to Messrs. Ackerman, Crane, Jones and Duggan. Following termination of employment other than in connection with a change in control, the noncompetition covenant will be of the same duration as the nonsolicitation covenant. In the case of a termination of employment by the Company for “cause” or by the named executive officer without “good reason” (each as defined in the severance plan), in each case, within six months prior to or two years following a change in control, the noncompetition covenant will expire one year following the change in control with respect to Mr. Carlock and nine months following the change in control with respect to Messrs. Ackerman, Crane, Jones and Duggan (except that the noncompetition covenant will never expire prior to the termination of employment). The noncompetition covenant will expire immediately following termination of employment if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” within six months prior to or two years following a change in control. The covenant against disclosure of confidential information and the nondisparagement covenant do not expire.

Under the severance plan, any of the following events would generally constitute a “change in control”:

•	during any period of 24 consecutive months, a change in the composition of a majority of the Board that is not supported by a majority of the incumbent Board;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the Company’s assets (other than by certain persons and entities related to the Berry family), subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by stockholders of a plan of complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to the named executive officers would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to the named executive officers. The Company does not provide any “gross-up” payments to the named executive officers in connection with a change in control under any circumstances.

Under the severance plan, each named executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a qualifying termination of employment or a qualifying termination of employment in connection with a change in control, as applicable, were to occur. Such amounts are in addition to the distributions of amounts deferred under the Deferred Compensation Plan that are distributed in the event of certain terminations of employment. The tables below reflect the amount that could be payable under the severance plan, assuming that the termination of the named executive officer’s employment or the termination of the named executive officer’s employment in connection with a change in control, as applicable, occurred at January 26, 2014.

Termination of Employment Without Cause or for Good Reason Other Than
in Connection with a Change in Control

Name	Severance Amount ($)	Value of Benefits ($)	Total ($)
Craig Carlock	1,570,800	96,000	1,666,800
Jeffrey Ackerman	800,000	72,000	872,000
Sean Crane	775,200	72,000	847,200
Marc Jones	550,000	72,000	622,000
Scott Duggan	499,800	72,000	571,800

Termination of Employment Without Cause or for Good Reason
in Connection with a Change in Control

Name	Severance Amount ($)	Value of Benefits ($)	Vesting of Equity Awards ($)(1)	Total ($)
Craig Carlock	2,468,400	96,000	1,928,425	4,492,825
Jeffrey Ackerman	1,100,000	72,000	338,191	1,510,191
Sean Crane	1,065,900	72,000	1,019,778	2,157,678
Marc Jones	756,250	72,000	734,303	1,562,553
Scott Duggan	687,225	72,000	734,303	1,493,528

(1)	Based on a per share price of $36.13, which was the closing price per share of the Common Stock on January 24, 2014 (the last business day of fiscal 2013). The value of the early vesting of stock options is calculated using the difference between the $36.13 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End 2013 table above. The value of the early, partial vesting of performance shares assumes achievement at the target level pro-rated for the portion of the three-year performance period between date of grant and January 24, 2014.

Termination of Employment in the Event of Retirement, Death or Disability

Retirement. Equity awards granted to the named executive officers in March 2012 and thereafter include a retirement feature that provides for continued vesting and, in the case of stock options, continued exercisability for the life of the option following the recipient’s retirement from the Company. The participant must have met age and length of service requirements and must comply with certain restrictive covenants in order for the equity award to continue to vest and remain outstanding. None of the named executive officers would fulfill the retirement eligibility requirements under these equity awards prior to completion of the final vesting period, in the case of stock options or restricted shares, or prior to the end of the respective performance period of the performance shares or performance share units. Accordingly, no amounts are set forth herein for these awards as no benefits could be realized under the retirement provision as of January 26, 2014.

Death or Disability. Equity awards granted to the named executive officers in March 2012 and thereafter provide for the full vesting of all unvested stock options in the event of the named executive officer’s death or disability and a partial vesting, following the performance period, of the performance shares. The table below sets forth the aggregate estimated value of the acceleration or other vesting of unvested equity awards in the case of death or disability assuming the triggering event occurred on January 26, 2014, all pursuant to the Omnibus Plan and each named executive officer’s applicable equity award agreements.

The following table reflects the amount that could be payable under the March 2012 and later option and performance share award agreements, assuming that the termination of employment due to death or disability occurred at January 26, 2014.

Name	Vesting of Option Awards ($)(1)(2)	Vesting of Restricted Shares ($)(1)(3)	Vesting of Portion of Performance Shares and Performance Share Units ($)(1)(4)
Craig Carlock	—	1,211,367	490,152
Jeffrey Ackerman	—	278,360	59,831
Sean Crane	—	664,973	200,509
Marc Jones	—	412,930	167,077
Scott Duggan	—	412,930	167,077

(1)	Based on a per share price of $36.13, which was the closing price per share of the Common Stock on January 24, 2014 (the last business day of fiscal 2013).

(2)	The value of the early vesting of stock options is calculated using the difference between the $36.13 per share price and the option exercise price per share. Only the March 2012 and later option grants include the death and disability vesting provisions language. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End 2013 table above.

(3)	The value of the early vesting of restricted shares is calculated using the $36.13 per share price.

(4)	The value of the early, partial vesting of performance shares and performance share units assumes achievement at the target level pro-rated for the portion of the three-year performance period between date of grant and January 26, 2014.

Equity Compensation Plans

The following table provides information (in thousands, except option price) as of January 26, 2014, with respect to the securities authorized for issuance to the Company’s employees and directors under the 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and the Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Omnibus Plan and the Employee Stock Purchase Plan were approved by the Company’s stockholders prior to the Company completing its initial public offering, and the Omnibus Plan was subsequently approved again by stockholders at the 2012 Annual Meeting of Stockholders.

The Company does not have any equity compensation plans under which equity awards may be made that were not approved by its stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	997	(1)	$33.74	2,245	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	997	(1)	$33.74	2,245	(2)

(1)	Includes securities issuable upon exercise of outstanding options and upon lapse of restrictions under restricted stock units, restricted stock awards, performance share awards and performance share units that were issued pursuant to the Omnibus Plan. As of January 26, 2014, (i) an aggregate of approximately 764 options remained outstanding as of such date; (ii) an aggregate of approximately 173 restricted stock units and restricted stock awards remained outstanding as of such date; (iii) an aggregate of approximately 30 performance shares at maximum levels remained outstanding as of such date, and (iv) an aggregate of approximately 30 performance share units at target levels remained outstanding as of such date. The weighted-average exercise price does not take into account restricted stock units, restricted stock awards, performance shares or performance share units, which do not have exercise prices.

(2)	Excludes approximately 989 shares of Common Stock that are available for future issuance under the Employee Stock Purchase Plan.

Risk Analysis of Compensation Programs

The Company’s executive compensation programs are designed to motivate officers to achieve business goals and to reward executives for achieving those goals, including executive officers. At the same time, the programs are designed to avoid providing incentives for officers to make decisions that expose the Company to excessive risks. The components of the executive compensation programs that help mitigate excessive risks include:

•	Compensation Committee discretion and oversight, including the use of an independent third-party consultant;

•	a balanced mix of short and long-term pay;

•	a balanced mix of options to purchase shares of Common Stock, restricted stock or restricted stock units and performance-based equity;

•	the use of multiple performance metrics that measure and deliver compensation based upon the financial performance of different aspects of the Company’s business;

•	performance-based equity awards have performance measures that are cumulative in nature and measured over multiple years in order to promote success of the Company’s business and its financial results over the long-term and include vesting of a portion of the performance-based equity so long as a minimum level of financial performance is met in order to discourage an “all-or-nothing” view of the performance-based equity awards; and

•	incentive plan caps to prevent award payments in excess of specific returns to the business and stockholders, even if the Company dramatically exceeds its performance or financial targets.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and certain persons who beneficially own more than 10% of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that its executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal 2013.

Compensation Committee Interlocks and Insider Participation

Richard Noll, David Rea, Jane Thompson and Michael Tucci served on the Compensation Committee in fiscal 2013. None of the directors who served on the Compensation Committee in fiscal 2013 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries during fiscal 2013 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2013, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer of such other entity served on the Company’s Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 26, 2014.

Respectfully submitted by the Compensation Committee of the Board,

David Rea, Chair
Richard Noll
Jane Thompson
Michael Tucci

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 26, 2014. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended January 26, 2014 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Jeffrey Naylor, Chair
David Rea
Bob Sasser

Proposal 2: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives the Company’s stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s named executive officers and its compensation philosophy, policies and practices. At the Company’s annual meeting of stockholders in 2011, a majority of the stockholders voted to hold an advisory vote to approve the Company’s executive compensation every year, as recommended by the Board.

As discussed above under “Compensation Discussion and Analysis,” the Company believes that its executive compensation program emphasizes sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. The Company seeks to attract and retain experienced and skilled executives with a competitive compensation program that rewards long-term growth and aligns the interests of management and stockholders. The Company believes that its compensation program for its named executive officers has helped it achieve strong strategic and long-term financial performance. The Company’s executive compensation received the approval of more than 99% of the votes cast at the 2013 Annual Meeting of Stockholders.

Accordingly, the Company is asking stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that The Fresh Market, Inc.’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this Proxy Statement.”

The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders. In accordance with SEC rules, the Company will disclose the extent to which the Board and the Compensation Committee took into account the results of the vote in next year’s proxy statement. The next say-on-pay vote will occur at the 2015 Annual Meeting of Stockholders.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Proposal 3: Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed the firm of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the 2014 fiscal year. Ernst & Young has served as the Company’s independent registered public accounting firm since 2009. The Audit Committee reviewed and discussed the performance of Ernst & Young for the fiscal year ended January 26, 2014 prior to its appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for the Company’s 2014 fiscal year.

The Company expects that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative is also expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm is not required. The Company is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on Proposal 3 at the Annual Meeting.

Abstentions will be counted as votes present and entitled to vote on the proposal and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The Board unanimously recommends that you vote “FOR” ratification of the appointment of
Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2014.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2014.

Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s consolidated financial statements for the fiscal years ended January 26, 2014 and January 27, 2013 and fees billed for other services rendered by Ernst & Young during those periods.

	FY 2013	FY 2012
Audit Fees (1)	$836,426	$850,368
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	1,995
Total	$836,426	$852,363

(1)	Audit Fees consist of fees for professional services associated with the annual financial statements audit, quarterly financial statement reviews or services related to compliance with Section 404 of the Sarbanes-Oxley Act and consultations and in connection with regulatory filings, including filings associated with the Company’s public offering completed in June 2012.

(2)	In FY 2012, All Other Fees consist of fees for access to an on-line research tool provided by Ernst & Young.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For fiscal 2013, all of the audit fees were approved by the Audit Committee pursuant to the Pre-Approval Policy. All of the other fees billed by Ernst & Young to the Company for fiscal 2013 were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2013 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

2013 Annual Report to Stockholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for the fiscal year ended January 26, 2014, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website, http://ir.thefreshmarket.com. The Annual Report on Form 10-K, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Householding

The SEC rules and Delaware law permit the Company to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company households all annual reports, proxy statements and notices of internet availability mailed to stockholders, unless stockholders have notified the Company of their desire to receive multiple copies of annual reports, proxy statements or notices of internet availability.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended January 26, 2014 or Notice of Internet Availability to any stockholder residing at an address to which only a single copy was mailed. If you choose not to household or if you choose to continue householding but would like to receive an additional copy of this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended January 26, 2014 or Notice of Internet Availability for members of your household, you may contact the Secretary at The Fresh Market, Inc. c/o Secretary, 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, or by calling (336) 272-1338.

If you would like to household in the future and are currently receiving multiple copies of the annual report, proxy statement or notice of internet availability, you may contact the Company’s Secretary at the address and phone number above to request that only a single copy of the annual report, proxy statement or notice of internet availability be mailed in the future.

Appendix A

Definition of Non-GAAP (Generally Accepted Accounting Principles) Measures

This Proxy Statement contains financial measures that are not calculated in accordance with GAAP (“non-GAAP financial measures”). While The Fresh Market, Inc. (the “Company”) believes that these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the Company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.

Fiscal 2013 Return on Invested Capital

Return on Invested Capital is defined as (1 — tax rate)*(net income + interest expense + provision for income taxes)/(average assets — average cash — average non-interest bearing current liabilities). Return on Invested Capital, on an excluded items basis, is used solely for purposes of the Company’s annual incentive compensation programs and is defined as (1 — tax rate)*(net income, on an excluded items basis + interest expense + provision for income taxes)/(average assets — average cash — average non-interest bearing current liabilities). The Company did not make any adjustments to net income for fiscal 2013 for excluded items for purposes of calculating Return on Invested Capital, on an excluded items basis, as used in its annual incentive compensation programs.

Return on Invested Capital	ROIC (unaudited) ($ in millions)
Net Income (a)	$50.81
Plus: Interest expense	3.78
Provision for income taxes	28.79
Net income + interest expense + provision for income taxes	$83.38
Tax Rate (effective income tax rate)	36.2%
Average assets (b)	$439.23
Average cash (c)	$12.96
Average non-interest bearing current liabilities (d)	$103.67
Return on Invested Capital	16.5%

(a)	For fiscal 2013, no adjustments for excluded items were made for purposes of calculating Return on Invested Capital, on an excluded items basis, as used in the Company’s annual incentive compensation programs.

(b)	Average assets is equal to the sum of average total assets for each of the four quarters in the fiscal year ended January 26, 2014, divided by four. Average total assets for each quarter is equal to the sum of total assets as of the end of the immediately preceding quarter and total assets as of the end of the subject quarter, divided by two, in each case, as presented on the Company’s balance sheets.

(c)	Average cash is equal to the sum of average cash and cash equivalents for each of the four quarters in the fiscal year ended January 26, 2014, divided by four. Average cash and cash equivalents for each quarter is equal to the sum of cash and cash equivalents as of the end of the immediately preceding quarter and cash and cash equivalents as of the end of the subject quarter, divided by two, in each case, as presented on the Company’s balance sheets.

(d)	Average non-interest bearing current liabilities is equal to the sum of average non-interest bearing current liabilities for each of the four quarters in the fiscal year ended January 26, 2014, divided by four. Average non-interest bearing current liabilities for each quarter is equal to the sum of non-interest bearing current liabilities as of the end of the immediately preceding quarter and non-interest bearing current liabilities as of the end of the subject quarter, divided by two. For each quarter in the fiscal year ended January 26, 2014, non-interest bearing current liabilities equals total current liabilities (accounts payable and accrued liabilities), as presented on the Company’s balance sheets, less interest bearing liabilities included in accrued liabilities of $0.148, $0.393 and $0.558 million as of the end of the second, third and fourth quarters, respectively, of fiscal 2013.

A-1

THE FRESH MARKET, INC.

628 GREEN VALLEY ROAD, SUITE 500

GREENSBORO, NC 27408

ATTN: SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2014. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73550-P51359 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE FRESH MARKET, INC.	For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the listed nominees:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) Craig Carlock 02) Richard Noll 03) Michael Tucci

	The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain
	2. Advisory vote to approve named executive officer compensation.					☐	☐	☐
	3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2014 fiscal year.					☐	☐	☐

NOTE: If you grant a proxy, the proxy holders will also have the discretion to vote these shares on such other business as may properly come before the meeting or any adjournment or postponement thereof.

	For address changes/comments, mark here. (See reverse for instructions)			☐

	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K, Notice of 2014 Annual Meeting of Stockholders, and Proxy Statement
are available at www.proxyvote.com.

M73551-P51359

THE FRESH MARKET, INC. Annual Meeting of Stockholders June 3, 2014 2:00 P.M. This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of The Fresh Market, Inc., a Delaware corporation (the “Company”), hereby appoint(s) R. Craig Carlock, Jr., Jeffrey C. Ackerman and Scott F. Duggan, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on June 3, 2014 at 2:00 p.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side